    As filed with the Securities and Exchange Commission on February 8, 1995

                                                     Registration No.  033-57497
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               __________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               __________________

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                       6711                  41-0449260
(State or other jurisdiction       (Primary Standard        (I.R.S. Employer
     of incorporation or       Industrial Classification   Identification No.)
        organization)                 Code Number)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                       ________________________________

          Stanley S. Stroup, Esq.
Executive Vice President and General Counsel              Copy to:
           Norwest Corporation                     H. Bernt von Ohlen, Esq.
             Norwest Center                          Norwest Corporation
          Sixth and Marquette                           Norwest Center
     Minneapolis, Minnesota  55479-1026              Sixth and Marquette
             612-667-8858                     Minneapolis, Minnesota  55479-1026
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
                               __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

================================================================================

                      The First National Bank of Bay City
                                  P.O. Box 271
                              1801 Seventh Street
                          Bay City, Texas  77404-0271


                                                            February 10, 1995

  Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of The First National Bank of Bay City (the "Bank") to be held at the Bank, 1801 Seventh Street, Bay City, Texas, on Friday, March 31, 1995, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote on the approval of a proposed reorganization whereby a national banking association which is a wholly owned subsidiary of Norwest Corporation ("Norwest") will be consolidated with the Bank (the "Consolidation") pursuant to the Agreement and Plan of Reorganization, dated as of September 13, 1994, between the Bank and Norwest (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement").

    Under the terms of the Consolidation Agreement, the Consolidation will result in the conversion of each share of the Bank's Common Stock outstanding immediately prior to the time the Consolidation becomes effective into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement, as described in the accompanying Proxy Statement-Prospectus for the Special Meeting.

    The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Consolidation. You are urged to read the Proxy Statement-Prospectus carefully.

    The Board of Directors has approved the Consolidation Agreement as being in the best interest of the Bank's shareholders and recommends that you vote in favor of the Consolidation. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by Norwest and the structure of the proposed Consolidation, which is designed to enhance the value of the investment of the Bank's shareholders and to be tax-free for federal income tax purposes to the Bank's shareholders receiving Norwest Common Stock. The Bank has received an opinion from Alex Sheshunoff & Co. Investment Banking, an investment banking firm experienced in the valuation of banking institutions, that as of the date thereof the consideration to be received by the Bank's shareholders in the Consolidation is fair to the Bank's shareholders from a financial point of view. Ford & Ferraro, L.L.P., counsel for the Bank, is providing its opinion to the Board of Directors that the Consolidation will be treated as a tax-free reorganization for federal income tax purposes. HOWEVER, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE FOREIGN, STATE, AND LOCAL, INCOME TAX CONSEQUENCES TO YOU OF THE CONSOLIDATION.

      In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
  If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                       Frank H. Lewis
                                       Chairman of the Board

                      THE FIRST NATIONAL BANK OF BAY CITY
                                  P.O. BOX 271
                              1801 SEVENTH STREET
                          BAY CITY, TEXAS  77404-0271
                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ON MARCH 31, 1995
                 ---------------------------------------------

      A Special Meeting of Shareholders of The First National Bank of Bay City (the "Bank"), a national banking association, will be held at the Bank, 1801 Seventh Street, Bay City, Texas, on Friday, March 31, 1995, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of September 13, 1994, (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement") between the Bank and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which a wholly owned banking subsidiary of Norwest would be consolidated with the Bank (the "Consolidation"), under the charter of the Bank, and each outstanding share of common stock, par value $25.00 per share, of the Bank ("Bank Common Stock") would be converted into a number of shares of common stock, par value $1 2/3 per share, of Norwest determined in accordance with the provisions of the Consolidation Agreement; and to authorize such further action by the Board of Directors and proper officers of the Bank as may be necessary or appropriate to carry out the intent and purposes of the Consolidation.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record on the books of the Bank at the close of business on February 9, 1995, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                       By Order of the Board of Directors

                                       William C. Isaacson
                                       Senior Vice President & Cashier

  February 10, 1995

  HOLDERS OF BANK COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                                PROXY STATEMENT
                                       OF
                      THE FIRST NATIONAL BANK OF BAY CITY
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 1995
                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION

                                  COMMON STOCK

      This Prospectus of Norwest Corporation ("Norwest") relates to up to 932,700 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of The First National Bank of Bay City (the "Bank") upon consummation of the consolidation (the "Consolidation") of a wholly owned banking subsidiary of Norwest with the Bank, pursuant to the terms of the Agreement and Plan of Reorganization between the Bank and Norwest, dated as of September 13, 1994 (together with the Agreement and Plan of Consolidation attached thereto, the "Consolidation Agreement"). The Consolidation Agreement is set forth in Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein.

      This Prospectus also serves as the Proxy Statement of the Bank for a special meeting of shareholders to be held on March 31, 1995 (the "Special Meeting").

      Upon consummation of the Consolidation, except as described herein, each outstanding share of common stock, par value $25.00 per share, of the Bank ("Bank Common Stock"), except shares with respect to which statutory dissenters' rights have been exercised and not forfeited, will be converted into a number of shares of Norwest Common Stock determined in accordance with the terms of the Consolidation Agreement. For a more complete description of the Consolidation Agreement and the terms of the Consolidation, see "THE CONSOLIDATION."

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to shareholders of the Bank on or about February 10, 1995.

                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

       The date of this Proxy Statement-Prospectus is February 9, 1995.

                             AVAILABLE INFORMATION

      Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

      Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

      This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 24, 1995.

      The following documents filed by Norwest with the Commission are incorporated by reference in, and made a part of, this Proxy Statement-
  Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and
  September 30, 1994; and (iii) Current Reports on Form 8-K dated February 15, 1994, July 21, 1994, November 1, 1994, November 15, 1994, January 9, 1995, and
  January 27, 1995.

      All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
  AVAILABLE INFORMATION........................................................     2

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................     3

  SUMMARY......................................................................     6
      The Companies............................................................     6
      Terms of the Consolidation...............................................     7
      The Special Meeting and Vote Required....................................     7
      Reasons for the Consolidation; Recommendation of the Board of Directors
        of the Bank............................................................     8
      Opinion of Financial Advisor.............................................     8
      Effective Date and Time of the Consolidation.............................     8
      Conditions and Termination...............................................     8
      Accounting Treatment.....................................................     9
      Regulatory Approvals.....................................................     9
      Management and Operations After the Consolidation........................     9
      Interests of Certain Persons in the Consolidation........................     9
      Rights of Dissenting Bank Shareholders...................................    10
      Certain Federal Income Tax Consequences..................................    10
      Markets and Market Prices................................................    10
      Certain Differences in Rights of Shareholders............................    10
      Comparative Unaudited Per Share Data.....................................    11
      Selected Financial Data..................................................    13

  MEETING INFORMATION..........................................................    17
      General..................................................................    17
      Date, Place, and Time....................................................    17
      Record Date; Vote Required...............................................    17
      Principal Shareholders and Security Ownership of Management..............    17
      Voting and Revocation of Proxies.........................................    19
      Solicitation of Proxies..................................................    20

  THE CONSOLIDATION............................................................    21
      Background of and Reasons for the Consolidation..........................    21
      Terms of the Consolidation...............................................    21
      Opinion of Financial Advisor.............................................    22
      Effective Date and Time of the Consolidation.............................    26
      Surrender of Certificates................................................    26
      Conditions to the Consolidation..........................................    27
      Regulatory Approvals.....................................................    28
      Business Pending the Consolidation.......................................    29
      Certain Covenants........................................................    29
      Waiver, Amendment, and Termination.......................................    29
      Management and Operations After the Consolidation........................    30
      Interests of Certain Persons in the Consolidation........................    30
      Certain Differences in Rights of Shareholders............................    30
      Rights of Dissenting Bank Shareholders...................................    35
      Certain Federal Income Tax Consequences..................................    36
      Resale of Norwest Common Stock...........................................    37



      Dividend Reinvestment and Optional Cash Payment Plan.....................    38
      Accounting Treatment.....................................................    38
      Expenses.................................................................    38

  INFORMATION ABOUT THE BANK...................................................    39
      Business and Property of the Bank........................................    39
      Environmental Protection Considerations..................................    39
      Market Prices and Dividends..............................................    40
      Management's Discussion and Analysis of Financial Condition and Results
         of Operations.........................................................    41

  CERTAIN REGULATORY CONSIDERATIONS............................................    50
      General..................................................................    50
      Dividend Restrictions....................................................    50
      Holding Company Structure................................................    50
      Capital Requirements.....................................................    51
      Federal Deposit Insurance Corporation Improvement Act of 1991............    52
      FDIC Insurance...........................................................    53

  EXPERTS......................................................................    55

  LEGAL OPINION................................................................    55

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION.............................    55

  FINANCIAL STATEMENTS OF THE BANK.............................................  F-1

  APPENDIX A  AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, AND
              AGREEMENT AND PLAN OF CONSOLIDATION

  APPENDIX B  OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

  APPENDIX C  UNITED STATES CODE, TITLE 12, SECTION 215

  APPENDIX D  BANKING CIRCULAR 259

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR THE BANK SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

    The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and the "Bank" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning the Bank included in this Proxy Statement-Prospectus has been furnished by the Bank to Norwest for incorporation herein.

  THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a regional bank holding company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses related to banking, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.

       At September 30, 1994, Norwest had consolidated total assets of $56.6 billion, total deposits of $34.7 billion, and total stockholders' equity of $3.8 billion. Based on total assets at September 30, 1994, Norwest was the 13th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. In connection with many of its completed acquisitions, Norwest has issued its Common Stock to the shareholders of the acquired entity and can be expected to continue to do so in the future. Generally, management of Norwest does not make any public announcement about a potential acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including the Bank, having aggregate total assets at September 30, 1994, of $5.1 billion. Certain of these acquisitions were completed subsequent to September 30, 1994, and the others remain subject to regulatory approval and are expected to be completed before the end of the second quarter of 1995. None of these acquisitions is significant to the financial statements of Norwest, either individually or in the aggregate.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, in Minneapolis, Minnesota, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       THE FIRST NATIONAL BANK OF BAY CITY

       The Bank is a national bank headquartered in Bay City, Texas, that provides retail and commercial banking services to its customers through banking facilities located at 1801 Seventh Street in Bay City. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). At September 30, 1994, the Bank had total assets of $155.8 million, deposits of $122.8 million, and stockholders' equity of $19.2 million. The Bank was chartered as a national bank in 1901.

       The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, savings and time accounts, and trust services. The Bank provides 24-hour access to routine banking services through its automated teller machines.

       The Bank's headquarters are located at 1801 Seventh Street in Bay City, Texas, and the Bank's phone number is 409-245-7331. See "INFORMATION ABOUT THE BANK."

  TERMS OF THE CONSOLIDATION

      The Consolidation Agreement provides for the consolidation of a wholly owned banking subsidiary of Norwest with the Bank, under the charter of the Bank. Upon consummation of the Consolidation, the outstanding shares of Bank Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Consolidation Agreement. As provided in the Consolidation Agreement, the exact number of shares of Norwest Common Stock into which each share of Bank Common Stock will be converted will be determined using a conversion factor calculated by dividing 932,700 by the number of shares of Bank Common Stock outstanding immediately prior to the Consolidation. See "THE CONSOLIDATION-- Terms of the Consolidation."

  THE SPECIAL MEETING AND VOTE REQUIRED

      THE SPECIAL MEETING

      The Special Meeting of Shareholders of the Bank to consider and vote on the Consolidation will be held on Friday, March 31, 1995, at 10:00 a.m., local time, at the Bank, 1801 Seventh Street, Bay City, Texas. Only holders of record of Bank Common Stock at the close of business on February 9, 1995, will be entitled to notice of and to vote at the Special Meeting. At such date, there were 80,000 shares of Bank Common Stock outstanding. Each share of Bank Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

      VOTE REQUIRED

      Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. See "MEETING INFORMATION--Record Date; Vote Required."

      As of the record date for the Special Meeting, directors and officers of the Bank owned beneficially or controlled the voting of 40,495, or 50.6%, of the shares of Bank Common Stock outstanding on that date. The Bank's directors and officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal Shareholders and Security Ownership of Management."

  REASONS FOR THE CONSOLIDATION; RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE BANK

      The Board of Directors of the Bank has concluded that the Consolidation is in the best interest of the holders of Bank Common Stock, who will receive, in a tax-free exchange, stock of a much larger and more diversified enterprise that is actively traded on national stock exchanges. In addition to the greater liquidity provided to the Bank's shareholders, the Consolidation will provide customers of the Bank with access to a broader range of services and will provide the Bank with increased financial strength. See "THE CONSOLIDATION--Background of and Reasons for the Consolidation." THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT THE BANK SHAREHOLDERS VOTE FOR THE CONSOLIDATION.

  FAIRNESS OPINION

      Alex Sheshunoff & Co. Investment Banking has delivered its written opinion to the Bank's Board of Directors that, as of February 6, 1995, the consideration to be received by the Bank's shareholders is fair to the Bank's shareholders from a financial point of view. A copy of this opinion is attached hereto as Appendix B. See "THE CONSOLIDATION--Fairness Opinion."

  EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

      Subject to the terms and conditions of the Consolidation Agreement, the Consolidation will be effective at 11:59 p.m., Minneapolis, Minnesota time, (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Office of the Comptroller of the Currency (the "Effective Date of the Consolidation"). See "THE CONSOLIDATION --Effective Date and Time of the Consolidation" and "THE CONSOLIDATION-- Conditions to the Consolidation."

  CONDITIONS AND TERMINATION

      The respective obligations of Norwest and the Bank to consummate the Consolidation are subject to certain conditions, including the receipt of regulatory approvals without unreasonably burdensome conditions, approval of the Consolidation Agreement by the shareholders of the Bank, receipt by the Bank of certain tax opinions, termination of an agreement among certain shareholders, and certain other conditions customary in transactions of this nature. See "THE CONSOLIDATION-- Conditions to the Consolidation" and "THE CONSOLIDATION--Regulatory Approvals."

      The Consolidation Agreement may be terminated at any time prior to the Effective Date of the Consolidation, whether prior to or after approval by the Bank's shareholders, by either party under specified conditions, including if the Consolidation shall not have been consummated by August 15, 1995, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Consolidation Agreement. In addition, the Bank may terminate the Consolidation Agreement if the average price per share of Norwest Common Stock over a specified period falls below $20.00 and below a benchmark price computed by reference to the stock prices of a specified group of bank holding companies. See "THE CONSOLIDATION--Waiver, Amendment, and Termination."

  ACCOUNTING TREATMENT

      Management of Norwest anticipates that the Consolidation will be accounted for as a purchase under generally accepted accounting principles. See "THE CONSOLIDATION--Accounting Treatment."

  REGULATORY APPROVALS

      The Consolidation is subject to the prior approval of both the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Office of the Comptroller of the Currency (the "OCC"). Both approvals have been received.

  MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

      Following the Consolidation, Norwest intends to operate at the Bank's present location and to offer products and services offered by Norwest affiliates. See "THE CONSOLIDATION--Management and Operations After the Consolidation."

  INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

      Certain officers and directors of the Bank have direct and indirect interests in the consummation of the Consolidation separate from their interests as holders of Bank Common Stock. See "THE CONSOLIDATION--Interests of Certain Persons in the Consolidation."

  RIGHTS OF DISSENTING BANK SHAREHOLDERS

      Under federal law dissenting shareholders who comply with the requisite statutory procedures will be entitled to receive an appraised value of their shares. The value so determined could be more than, the same as, or less than the value of the consideration to be received by Bank shareholders, pursuant to the Consolidation Agreement, who do not dissent. See "THE CONSOLIDATION-- Rights of Dissenting Bank Shareholders."

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The consolidation is designed so that no gain or loss (other than with respect to cash received in lieu of fractional shares or in satisfaction of dissenters' rights) will be recognized to Bank shareholders upon the exchange of their Bank Common Stock for Norwest Common Stock. The opinion of Ford & Ferraro, L.L.P., counsel for the Bank, with respect to the Consolidation qualifying as a "tax-free" reorganization for federal income tax purposes will be provided to the Bank. HOWEVER, THE FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE CONSOLIDATION MAY BE DIFFERENT TO PARTICULAR TYPES OF BANK SHAREHOLDERS, OR IN LIGHT OF THE BANK SHAREHOLDERS' PERSONAL INVESTMENT CIRCUMSTANCES. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE CONSOLIDATION UNDER FEDERAL, STATE, LOCAL, AND ANY OTHER APPLICABLE TAX LAWS.

  See "THE CONSOLIDATION--Certain Federal Income Tax Considerations."

  MARKETS AND MARKET PRICES

      Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. On September 12, 1994, the last trading day preceding public announcement of the proposed Consolidation, the closing price per share of Norwest Common Stock was $26.125 and on February 7, 1995, the price was $24.75. There is no public market for Bank Common Stock. Shareholders of the Bank are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Consolidation, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date of the Consolidation.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      Upon consummation of the Consolidation, shareholders of the Bank will become stockholders of Norwest. As a result, such shareholders' rights will change significantly. See "THE CONSOLIDATION--Certain Differences in Rights of Shareholders."

  COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for Norwest Common Stock on a historical and pro forma combined basis and for Bank Common Stock on a historical and a pro forma equivalent basis giving effect to the Consolidation using the purchase method of accounting. See "THE CONSOLIDATION--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the historical financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such consolidated historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

     This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation been consummated prior to the periods indicated.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                                        Norwest Common Stock    Bay City Common Stock
                                        ---------------------  ----------------------
                                                    Pro Forma               Pro Forma
                                        Historical  Combined   Historical  Equivalent
                                        ----------  ---------  ----------  ----------
  BOOK VALUE (1):

   September 30, 1994                      $11.13      11.16      240.00      130.08
   December 31, 1993                        11.00      11.03      248.93      128.64

  DIVIDENDS DECLARED (2):

   Nine Months Ended
       September 30, 1994                   0.555      0.555      32.650       6.471

   Year Ended
       December 31, 1993                    0.640      0.640     288.570       7.462

  NET INCOME (3):

   Nine Months Ended
       September 30, 1994                    1.78       1.78       24.10       20.78

   Year Ended
       December 31, 1993                     1.86       1.86       43.43       21.70

  (1) The pro forma combined book values per share of Norwest Common Stock are based upon the historical total common equity for Norwest and Bay City divided by total pro forma common shares of the combined entity assuming conversion of the outstanding Bay City Common Stock at a consolidation conversion factor of
  11.65875. The pro forma equivalent book values per share of Bay City Common Stock represent the pro forma combined amounts multiplied by the assumed consolidation conversion factor. The assumed conversion factor used in this table, would result in the issuance of 932,700 shares of Norwest Common Stock upon conversion of all outstanding shares of Bay City Common Stock in the consolidation. See "THE CONSOLIDATION -- Terms of the Consolidation."

  (2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Bay City Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by 11.65875.

  (3) The pro forma combined net income per share (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Bay City divided by the average pro forma common shares of the combined entities, assuming a consolidation conversion factor of 11.65875. The pro forma equivalent net income per share of Bay City Common Stock represents the pro forma combined net income per share multiplied by 11.65875.

  SELECTED FINANCIAL DATA

       The following table sets forth certain selected historical consolidated financial information for Norwest and certain selected historical financial information for the Bank. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1993, are derived from audited consolidated financial statements of Norwest and from audited consolidated financial statements of the Bank for such five-year period. The selected financial data for the nine-month periods ended September 30, 1994 and 1993, are derived from the unaudited historical financial statements of Norwest and the Bank. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and the Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1994, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the financial statements of the Bank, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF THE BANK."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                                                       NINE MONTHS
                                                    ENDED SEPTEMBER 30                      YEAR ENDED DECEMBER 31
                                                   -------------------      --------------------------------------------------------
                                                     1994       1993        1993(1)      1992(2)       1991     1990(3)      1989(4)
                                                   ---------  --------      -------      -------       ----     -------      -------
                                                                              (In millions except per share amounts)
  Interest income                                  $ 3,197.3   2,924.3      3,946.3      3,806.4      4,025.9   3,885.7      3,624.5
  Interest expense                                   1,128.3   1,073.7      1,442.9      1,610.6      2,150.3   2,320.0      2,210.1
                                                   ---------  --------     --------     --------     --------  --------     --------
     Net interest income                             2,069.0   1,850.6      2,503.4      2,195.8      1,875.6   1,565.7      1,414.4
  Provision for credit losses                          101.6     100.8        158.2        270.8        406.4     433.0        233.5
  Non-interest income                                1,200.4   1,148.2      1,585.0      1,273.7      1,064.0     896.3        728.5
  Non-interest expense                               2,288.6   2,181.3      3,050.4      2,553.1      2,041.5   1,744.5      1,525.9
                                                   ---------  --------     --------     --------     --------  --------     --------
     Income before income taxes                        879.2     716.7        879.8        645.6        491.7     284.5        383.5
  Income tax expense                                   283.7     214.7        266.7        175.6         73.4     115.1         99.0
                                                   ---------  --------     --------     --------     --------  --------     --------
  Income before cumulative effect
   of a change in accounting method                    595.5     502.0        613.1        470.0        418.3     169.4        284.5
  Cumulative effect on years prior
   to 1992 of change in accounting method                 --        --           --        (76.0)          --        --           --
                                                   ---------  --------     --------     --------     --------  --------     --------
     Net income                                    $   595.5     502.0        613.1        394.0        418.3     169.4        284.5
                                                   =========  ========     ========     ========     ========  ========     ========

  Net income per share:
    Primary:
     Before cumulative effect of a
      change in accounting method                  $    1.82      1.56         1.89         1.44         1.33      0.59         1.00
     Cumulative effect on years prior
      to 1992 of change in accounting method              --        --           --        (0.25)          --        --           --
                                                   ---------  --------     --------     --------     --------  --------     --------
     Net income                                    $    1.82      1.56         1.89         1.19         1.33      0.59         1.00
                                                   =========  ========     ========     ========     ========  ========     ========
    Fully diluted:
     Before cumulative effect of a
      change in accounting method                  $    1.78      1.52         1.86         1.42         1.32      0.59         1.00
     Cumulative effect on years prior
      to 1992 of change in accounting method              --        --           --        (0.23)          --        --           --
                                                   ---------  --------     --------     --------     --------  --------     --------
  Net income                                       $    1.78      1.52         1.86         1.19         1.32      0.59         1.00
                                                   =========  ========     ========     ========     ========  ========     ========
  Dividends declared per
   common share                                    $   0.555     0.475        0.640        0.540        0.470     0.423        0.380

  At period end:
    Total assets                                   $56,565.4  53,855.5     54,665.0     50,037.0     45,974.5  43,523.0     38,322.0
    Long-term debt                                   8,310.1   6,059.5      6,850.9      4,553.2      3,686.6   3,066.0      2,720.0
    Total stockholders' equity                       3,824.3   3,697.5      3,760.9      3,371.8      3,192.3   2,434.0      2,288.2


  (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

  (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

  (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

  (4) On May 1, 1990, First Interstate Corporation of Wisconsin ("FIWI"), a $2.0 billion financial institution headquartered in Sheboygan, Wisconsin, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of FIWI. Appropriate Norwest items reflect $12.0 million in charges resulting from FIWI's decision to sell its portfolio of stripped mortgage-backed securities, an increase in FIWI's provision for credit losses of $16.2 million, and $24.5 million in FIWI's provisions and expenditures for costs related to restructuring activities.

                            SELECTED FINANCIAL DATA

                      THE FIRST NATIONAL BANK OF BAY CITY

                                                      Nine Months
                                                   Ended September 30          Year Ended December 31
                                                   ------------------    ----------------------------------
                                                     1994    1993        1993     1992   1991   1990   1989
                                                     ----    ----        ----     ----   ----   ----   ----
                                                            (In millions except per share amounts)

Interest income                                     $  7.0     8.1        10.6    12.8   13.4   12.0   11.1
Interest expense                                       2.4     2.4         3.2     4.4    6.6    6.3    5.9
                                                    ------  ------      ------   -----  -----  -----  -----
  Net interest income                                  4.6     5.7         7.4     8.4    6.8    5.7    5.2
Provision for credit losses                            --     (0.6)       (0.6)    --     --     0.3    0.3
Non-interest income                                    1.0     0.8         1.3     1.4    1.2    1.3    0.9
Non-interest expenses                                  2.9     3.0         4.2     4.1    3.9    3.4    3.3
                                                    ------  ------      ------   -----  -----  -----  -----
  Income before income taxes and minority interest     2.7     4.1         5.1     5.7    4.1    3.3    2.5
Income tax expense                                     0.8     1.3         1.6     1.8    1.3    0.8    0.5
Minority interest                                      --      --          --      --     --     --     --
                                                    ------  ------      ------   -----  -----  -----  -----
  Net income                                        $  1.9     2.8         3.5     3.9    2.8    2.5    2.0
                                                    ======  ======      ======   =====  =====  =====  =====

Net income per share:
  Primary                                           $24.10   35.55       43.43   49.22  35.41  31.33  24.96
  Fully diluted                                      24.10   35.55       43.43   49.22  35.41  31.33  24.96

Dividends declared per
 common share                                       $32.65  288.57      288.57    1.25   1.25   1.25   1.25

At period end:
  Total assets                                      $155.8   153.2       158.1   175.3  171.5  162.5  136.1
  Long-term debt                                       0.0     0.0         0.0     0.0    0.0    0.0    0.0
  Total stockholders' equity                          19.2    19.3        19.9    39.5   35.7   33.0   30.6


                              MEETING INFORMATION

  GENERAL

      This Proxy Statement-Prospectus is being furnished to holders of Bank Common Stock in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting to be held on Friday, March 31, 1995, and any adjournments thereof, to consider and take action upon the approval of the Consolidation Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Bank Common Stock is accompanied by a form of proxy for use at the Special Meeting.

      This Proxy Statement-Prospectus is also furnished by Norwest to shareholders of the Bank as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Consolidation. This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy enclosed herewith are first being mailed to shareholders of the Bank on or about February 10, 1995.

  DATE, PLACE, AND TIME

      The Special Meeting will be held at the Bank, 1801 Seventh Street, Bay City, Texas, on Friday, March 31, 1995, at 10:00 a.m., local time.

  RECORD DATE; VOTE REQUIRED

      The Board of Directors of the Bank has fixed the close of business on February 9, 1995, as the record date for the determination of shareholders of the Bank entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 80,000 shares of Bank Common Stock outstanding. Each share of Bank Common Stock outstanding on the record date is entitled to one vote. Approval of the Consolidation Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock. The Consolidation cannot be consummated without shareholder approval of the Consolidation Agreement.

      As of the record date for the Special Meeting, directors and executive officers of the Bank owned beneficially or controlled the voting of an aggregate of 40,495 shares, or 50.6%, of the shares of Bank Common Stock outstanding on that date. The Bank's directors and executive officers have informed the Bank that they intend to vote all of their shares in favor of the Consolidation Agreement. Information regarding the shares of Bank Common Stock beneficially owned by each director and executive officer of the Bank, and by all directors and executive officers as a group is set forth in the tables under the heading "Principal Shareholders and Security Ownership of Management" below.

      At the record date, directors and executive officers of Norwest did not own beneficially any shares of Bank Common Stock.

  PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

      Set forth below are the names, and, where appropriate, the addresses, of and the number of shares held as of the record date for the Special Meeting by those persons who may be deemed to own beneficially, whether directly or indirectly, 5% or more of the outstanding shares of Bank Common Stock, by each director and executive officer of the Bank, and by all directors and executive officers as a group. Each shareholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated. The shares shown in the table include all shares the named parties may be deemed to own beneficially, including shares held by spouses.


                                              Number of Shares
                                                Beneficially     Percent of
              Name                                 Owned           Class
     -----------------------                  ----------------   ----------
     Olive Allen Hughes (1)                         9,052           11.3%
     609 Sandlewood
     Houston, TX  77024

     Margaret Lewis Furse (2)                      23,180 (3)       29.0%
     1801 Lavaca, 14-D
     Austin, TX  78701

     Frank H. Lewis (4)                            23,163 (3)       29.0%
     2305 Sims
     Bay City, TX  77414

     James M. Allen (5)                               160            0.2%

     Frank J. Baker, Jr. (6)                           60            0.1%

     Wayne C. Buss (7)                                 20             (8)

     Jack I. Conner (9)                                40            0.1%

     R. S. Dicks (10)                                  80            0.1%

     William C. Isaacson (11)                           1             (8)

     H. Louis McDonald (12)                         1,624            2.0%

     Valton McDonald (13)                           1,082            1.4%

     Lonnie E. Meadows (14)                         1,221            1.5%

     Dolph Beadle Moore (15)                          214            0.3%

     Joan Thompson Neuhaus (16)                        40            0.1%

     Sandra Page (17)                                  20             (8)

     Janet Lewis Peden (18)                         2,314            2.9%

     Ronald G. Presswood, Jr. (19)                    866            1.1%

     R. B. Trull (20)                                 160            0.2%

     Directors and executive officers              40,495 (3)       50.6%
       as a group (18 persons)

- ---------------------------

     (1) Mrs. Hughes is a director of the Bank.

     (2) Mrs. Furse is a director of the Bank.

     (3) Includes 22,802 shares held by 20 separate trusts for which Mrs. Furse and Mr. Frank Lewis are co-trustees. Such trust-owned shares are subject to the joint voting control of such co-trustees but are not beneficially owned by them.

     (4) Mr. Lewis is Chairman of the Board and a director of the Bank.

     (5) Mr. Allen is a director of the Bank.

     (6) Mr. Baker is Executive Vice President and a director of the Bank.

     (7) Mr. Buss is Executive Vice President of the Bank.

     (8) Less than 0.1%.

     (9) Mr. Conner is President and a director of the Bank.

    (10) Mr. Dicks is a director of the Bank.

    (11) Mr. Isaacson is Senior Vice President and Cashier of the Bank.

    (12) Mr. McDonald is a director of the Bank.

    (13) Mr. McDonald is a director of the Bank.

    (14) Mr. Meadows is a director of the Bank.

    (15) Mr. Moore is a director of the Bank.

    (16) Ms. Neuhaus is a director of the Bank.

    (17) Ms. Page is Senior Vice President of the Bank.

    (18) Ms. Peden is Vice Chairman of the Board of Directors of the Bank.

    (19) Mr. Resswood is a director of the Bank.

    (20) Mr. Trull is a director of the Bank.

  VOTING AND REVOCATION OF PROXIES

        Shares of Bank Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bank Common Stock represented by such proxy will be voted FOR approval of the Consolidation Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Bank prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

        A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Consolidation Agreement must be approved by the holders of two-thirds of the outstanding Bank Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

        The Board of Directors of the Bank is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of the Bank may solicit proxies from the shareholders of the Bank, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. The Bank will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE CONSOLIDATION-- Expenses."

       HOLDERS OF BANK COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO THE BANK IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               THE CONSOLIDATION

       This section of the Proxy Statement-Prospectus describes certain aspects of the Consolidation. The following description does not purport to be complete and is qualified in its entirety by reference to the Consolidation Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL SHAREHOLDERS OF THE BANK ARE URGED TO READ THE CONSOLIDATION AGREEMENT IN ITS ENTIRETY.

  BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

       During the early part of 1994, certain of the principal shareholders of the Bank, being concerned about increasing the liquidity of the investment, initiated inquiries among third-party financial institutions regarding a possible sale of their interest in the Bank. These inquiries resulted in an exchange of information and discussions with Norwest. In July 1994, Norwest submitted a preliminary acquisition proposal covering all of the Bank's outstanding stock for consideration by the Bank's Board of Directors. Further negotiations between the representatives and Norwest then ensued, which resulted in Norwest submitting a letter of intent to the Bank's Board of Directors on August 9, 1994, which was unanimously approved by the Board of Directors on August 12, 1994. During the next few weeks, Norwest completed its due diligence of the Bank, and the parties negotiated a definitive agreement which was approved by the Board of Directors of the Bank and executed by Norwest and the Bank on September 13, 1994.

       The management shareholders of the Bank were interested in achieving liquidity in their investment and also enhancing the Bank's ability to become a part of a larger and more diverse banking organization, thereby enabling the Bank to offer a broader range of services to its customers. Management of the Bank believes that Norwest's continued expansion in the Texas banking market through its acquisition of the Bank will result in the Bank becoming another example of a sound and attractive banking operation for Norwest and enable Norwest to acquire other banking operations in the state. Accordingly, the shareholders of the Bank will be able to exchange their shares of the Bank for the stock of Norwest, which is actively traded on the New York and Chicago Stock Exchanges, and its customers will benefit from the added financial strength and services that Norwest can bring to the Bank.

       THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE BANK VOTE FOR APPROVAL OF THE CONSOLIDATION AGREEMENT.

  TERMS OF THE CONSOLIDATION

      At the Effective Time of the Consolidation, a wholly owned banking subsidiary of Norwest will consolidate with the Bank, under the charter of the Bank. The resulting bank will be a wholly owned subsidiary of Norwest. At the Effective Time of the Consolidation, each outstanding share of Bank Common Stock (other than shares as to which statutory dissenters' appraisal rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined by dividing 932,700 by the number of shares of Bank Common Stock then outstanding. Assuming no change in the number of shares of Bank Common Stock outstanding from the date of this Proxy Statement-Prospectus through the date on which the closing of the Consolidation occurs, each outstanding share of Bank Common Stock would be converted into 11.65875 shares of Norwest Common Stock.

      The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date of the Consolidation, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of the Bank ultimately receive in the Consolidation could be more or less than its market value on the date of this Proxy Statement-Prospectus.

      The Consolidation Agreement provides that if, between the date of the Consolidation Agreement and the Effective Time of the Consolidation, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion ratios provided for in the Consolidation Agreement will be adjusted accordingly.

      No fractional shares of Norwest Common Stock will be issued in the Consolidation. Instead, Norwest will pay to each holder of Bank Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the Bank shareholder would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange for each of the five trading days immediately preceding the day on which the Special Meeting will be held.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the effective date of the Consolidation will remain issued and outstanding.

  OPINION OF FINANCIAL ADVISOR

      In April 1994, the Lewis family retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, on the basis of its experience, to prepare an information package and to identify and contact potential purchasers of the Bank's shares held by Lewis family members. Subsequently, in July 1994, the Bank retained Sheshunoff for the purpose of effecting a sale, merger, exchange, or other similar transaction with respect to all of the common shares of the Bank based on the expression of interest received by the Lewis family members. Additionally, the Bank retained Sheshunoff to render a fairness opinion to the Bank board and its shareholders. Sheshunoff also reviewed the negotiated terms of the Consolidation Agreement; however, Sheshunoff did not review corporate governance matters. Sheshunoff has been in the business of consulting for the banking industry for 20 years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Texas market and recent transactions in that market. Except as described herein, Sheshunoff is not affiliated in any way with the Bank or Norwest, or their respective affiliates.

      On February 6, 1995, in connection with their consideration of the Consolidation Agreement, Sheshunoff issued an opinion (the "Opinion") to the Board of Directors of the Bank that, in its opinion as an investment banking firm, the terms of the Consolidation as set forth in the Consolidation Agreement are fair, from a financial perspective, to the Bank and its shareholders. The Opinion is based upon conditions as they existed on December 31, 1994. A copy of the Opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety by the Bank's shareholders. The Opinion does not constitute an endorsement of the merger or a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

      In preparing the Opinion, Sheshunoff considered many factors and reviewed certain publicly available information concerning the Bank and Norwest, including each party's audited financial statements and annual reports. Sheshunoff also reviewed: (i) the terms of the Consolidation Agreement; (ii) the most recent external auditor's reports to the Board of Directors of the Bank and the internal audit function of Norwest; (iii) the December 31, 1994, Report of Condition and Income for each organization and the audited
  December 31, 1993 balance sheet and income statement for each organization;
  (iv) each organization's rate sensitivity analysis reports; (v) each organization's listing of marketable securities showing rate, maturity, and market value as compared to book value; (vi) each organization's internal loan classifications; (vii) other real estate owned for each organization; (viii) the budget and long-range operating plan of each organization; (ix) unfunded letters of credit and any other off-balance sheet risks for each organization;
  (x) the minutes of the Board of Directors' meetings for each organization;
  (xi) the most recent Board report for each organization; (xii) significant real properties for each organization; (xiii) the directors and officers liability and blanket bond insurance policies for Norwest and the blanket bond insurance policy for the Bank; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of each organization's historical performance, and current financial condition, and performed a market area analysis.

      In addition, Sheshunoff discussed with the management of the Bank and Norwest the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of the Bank with those of Texas banks with total assets of $100 to $499 million. Sheshunoff compared the results of operation of Norwest with those of regional bank holding companies with total assets of $1 billion and over.

      Many variables affect the value of banks, not the least of which is the uncertainty of future events. The relative importance of the valuation variable differs in different situations with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality, and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights, or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

      Sheshunoff analyzed the total purchase price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, cash flow analysis, return on investment and the fair market value to total assets ratio based on certain assumptions of projected growth, earnings and dividends, and a range of discount rates from 10% to 15%.

      Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio, and changes in the net value of other assets. Net asset value is not the best approach to use when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

      Market value is generally defined as the price, established on an arm's-length basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity, and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

      Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. Sheshunoff's information includes transactions involving Texas banking organizations from January 1, 1994, through December 31, 1994, and banking organizations in the Southwest region of the United States in 1994 and over the past five years. Sheshunoff's information provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of the Bank, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Texas banking organizations.

      Sheshunoff calculated an "Adjusted Book Value" of $386.71 per share based on the Bank's December 31, 1994, equity and the average price to equity multiple for Texas banking organizations sold from January 1, 1994 through December 31, 1994. Sheshunoff calculated an "Adjusted Earnings Value" of $215.48 per share based on the Bank's estimated 1995 earnings and the average price to earnings multiple for Texas banking organizations sold from January 1, 1994, through December 31, 1994. The financial performance characteristics of the state banking organizations vary, sometimes substantially, from those of the Bank. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

      Investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.) and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated.

      The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow, or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive situations in the Bank's market area, and the Bank's current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, which is an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" equaled $246.56 per share.

      The cash flow method assumes the formation of a one-bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method, Sheshunoff arrived at a value of $320.00 per share.

      Return on investment analysis (ROI) also assumes the formation of a one-bank holding company using maximum regulatory leverage and analyzes the ten-year ROI of a 33.33% equity investment at the transaction value of $279.81 per share for the Bank compared to a liquidation at book value in the year 2004, and a sale at ten times projected earnings in the year 2004. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern and is directly impacted by the earnings stream, dividend payout levels, and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation at book value in 2004 is 11.92%, and the ROI assuming sale at ten times earnings in 2004 is 15.54%.

      Furthermore, a price level indicator, the purchase price to total assets ratio, may be used to confirm the validity of the transaction value. The purchase price to total assets ratio reflects a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. In this instance, a transaction value of $279.81 per share results in a purchase price to total assets ratio of 14.69%. The purchase price to total assets ratio for banking organizations sold in Texas from January 1, 1994, through December 31, 1994 equaled 13.25%.

      Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction ratio equals 88.12% for the Bank, which falls within our expected range. There are many other factors to consider, when valuing a going concerning, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area, and the expertise of the management of the organization being valued.

      When the net asset value, market value, and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the proposed transaction is fair.

      Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. To justify the fairness of the transaction for the Bank shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for the Bank shareholders. Sheshunoff projected that the Bank shareholders will have a higher level of earnings per share and dividends per share after being acquired by Norwest than on a stand-alone basis.

      Neither the Bank nor Norwest imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in preparing the Opinion. In rendering the Opinion, Sheshunoff did not independently verify the asset quality and financial condition of the Bank or Norwest, but instead relied upon the data provided by or on behalf of the Bank and Norwest to be true and accurate in all material respects.

      For its services as independent financial analyst for the Bank in connection with the Consolidation, including the rendering of the Opinion, the Bank will pay Sheshunoff an aggregate fee of 1% of the total purchase price. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to the Bank and certain bank affiliates of Norwest. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

  EFFECTIVE DATE AND TIME OF THE CONSOLIDATION

      The Effective Time of the Consolidation will be 11:59 p.m., Bay City, Texas time, on the Effective Date of the Consolidation, the date specified in the certificate of approval to be issued by the OCC approving the Consolidation. Subject to the terms and conditions set forth in the Consolidation Agreement, the closing of the Consolidation will occur on a date (the "Closing Date") agreed to by the parties to the Consolidation, but no later than ten business days following the satisfaction or waiver of all conditions set forth in the Consolidation Agreement, or on such other date upon which the parties agree. Norwest and the Bank anticipate that the Consolidation will close in the second quarter of 1995, although there can be no assurance as to whether or when the Consolidation will occur. See "Terms of the Consolidation," "Conditions to the Consolidation," and "Regulatory Approvals."

  SURRENDER OF CERTIFICATES

      As soon as practicable after the Effective Time of the Consolidation, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Bank Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's Bank Common Stock certificates for a certificate representing Norwest Common Stock.

      SHAREHOLDERS OF THE BANK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender to the Exchange Agent of one or more certificates for Bank Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      All Norwest Common Stock issued pursuant to the Consolidation will be deemed issued as of the Effective Time of the Consolidation. No dividends on Norwest Common Stock with a record date after the Effective Date of the Consolidation will be paid to Bank shareholders entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Bank Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Date of the Consolidation and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Date of the Consolidation and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE CONSOLIDATION

      The Consolidation will occur only if the Consolidation Agreement is approved by the requisite vote of shareholders of the Bank. Consummation of the Consolidation is subject to the satisfaction of certain conditions, most of which are customary in transactions such as the Consolidation. Such conditions may be waived by the parties to the extent that waiver is permitted by applicable law. Conditions to the obligations of both parties to consummate the Consolidation include, but are not limited to (i) approval of the Consolidation Agreement by the requisite vote of shareholders of the Bank,
  (ii) the receipt of all necessary regulatory approvals, including the approval of the Consolidation by the Federal Reserve Board and the OCC, and the expiration of all applicable waiting and appeal periods, and (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Consolidation Agreement.

      The Bank's obligation to consummate the Consolidation is also subject, among other things, to the receipt of an opinion of counsel for the Bank to the effect that for federal income tax purposes the Consolidation will be a tax-free reorganization.

      Norwest's obligation to consummate the Consolidation is also subject, among other things, to (i) the total number of shares of Bank Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 80,000; (ii) the receipt of a certificate from the Bank's Chief Executive Officer and the Bank's Chief Financial Officer concerning the accuracy and completeness of the Bank's financial information presented in this Proxy Statement-Prospectus and the absence of any material changes in such information since the date of the Bank's most recent interim financial statements; (iii) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on the Bank of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon the Bank; (iv) the requirement that the Bank shall not have sustained since June 30, 1994, any material loss or interference with its business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) the absence, since June 30, 1994, of any change, other than changes in banking laws or regulations that affect the banking industry generally or changes in the general level of interest rates, or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of the Bank; and (vi) the termination of an agreement among certain shareholders of the Bank not to transfer their shares of Bank Common Stock to parties other than the other shareholders who are parties to the agreement.

  REGULATORY APPROVALS

      Transactions such as the Consolidation are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Transactions such as the Consolidation are also subject to prior approval by the OCC under the National Bank Act. On
  January 5, 1995, the Federal Reserve Board informed Norwest that it had approved the Consolidation, and by letter dated January 25, 1995, the OCC informed Norwest that it had approved the Consolidation. In addition, as required by Texas law, by letter dated January 17, 1995, Norwest notified the Texas Department of Banking of its intent to make an interstate acquisition and in connection therewith provided certain information and made certain undertakings to the Texas Department of Banking.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transactions.

      Norwest and the Bank are not aware of any additional governmental approvals or compliance with banking laws and regulations that would be required for consummation of the Consolidation other than those described above. Should any other approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance regarding the timing thereof.

  BUSINESS PENDING THE CONSOLIDATION

      By entering into the Consolidation Agreement, the Bank has agreed to maintain its corporate existence in good standing and to conduct its business in the ordinary and usual manner, including the extension of credit in accordance with existing lending policies, except that the Bank has agreed not to make, without the prior written consent of Norwest, any new loan or modify, restructure, or renew any existing loan (except pursuant to commitments made prior to September 13, 1994) if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $250,000. In the Consolidation Agreement the Bank has also agreed, among other things, that it will not, without the prior written consent of
  Norwest: (i) enter into any material agreement, contract, or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on September 13, 1994, or make any investments except individual investments made in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (ii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock; or (iii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  CERTAIN COVENANTS

      The Consolidation Agreement includes a number of covenants of the Bank which are customary in transactions such as the Consolidation. The Consolidation Agreement provides, among other things, that, prior to the Closing Date, the Bank will (i) establish such additional accruals and reserves as may be necessary to conform the Bank's accounting and credit loss practices to those of Norwest and Norwest's plans with respect to the conduct of the Bank's business following the Consolidation and to provide for costs and expenses related to the consummation of the transactions contemplated by the Consolidation Agreement; (ii) obtain, at its own expense, and deliver environmental assessment reports on certain properties; and (iii) obtain, at its own expense, and deliver title commitments and boundary surveys for each of its bank facilities.

      The Consolidation Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Consolidation Agreement provides, among other things, that, prior to the Closing Date, Norwest will (i) give the Bank written notice of the receipt of all regulatory approvals and (ii) permit the Bank and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Closing Date.

      Neither the Bank nor any director, officer, representative, or agent of the Bank, will solicit, authorize the solicitation of, or enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of the Bank; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of the Bank except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with the Bank.

  WAIVER, AMENDMENT, AND TERMINATION

      Either Norwest or the Bank may, in writing, give any consent, terminate the Consolidation Agreement in accordance with its terms, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Consolidation Agreement.

      At any time before the Closing Date the parties may amend the Consolidation Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Consolidation by the shareholders of the Bank may adversely affect the consideration to be received by the shareholders of the Bank.

      The Consolidation Agreement may be terminated at any time prior to the Closing Date (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Consolidation shall not have been consummated by August 15, 1995, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Consolidation Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Consolidation Agreement; or (iv) by the Bank, within 5 days after the end of the period of 20 trading days ending on the day immediately preceding the day on which the Special Meeting is held if (A) the Norwest Measurement Price is less than $20.00 and (B) the quotient obtained by dividing the Norwest Measurement Price by $26.125 is less than 85% of the quotient obtained by dividing (x) the weighted average closing prices per share of the common stock of each company in a group of 23 bank holding companies (the "Index Group") over such period of 20 trading days by (y) the weighted average closing prices per share of the common stock of each company in the Index Group on September 12, 1994. The "Norwest Measurement Price" is the average of the closing prices of Norwest Common Stock on the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the day on which the Special Meeting is held.

  MANAGEMENT AND OPERATIONS AFTER THE CONSOLIDATION

      After the Consolidation, the Bank will become a wholly owned subsidiary of Norwest and will continue to operate at its present location. Products and services offered by Norwest affiliates will be offered through the Bank.

  INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

      In considering the recommendation of the Bank's Board of Directors with respect to the Consolidation, shareholders of the Bank should be aware that certain officers and directors of the Bank have certain direct or indirect interests separate from their interests as holders of the Bank Common Stock, including those referred to below.

      After the Effective Time of the Consolidation, certain of the officers and directors of the Bank will continue to be officers and directors of the Bank until such time as their successors are elected and will be entitled to participate in Norwest's benefit plans.

  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      The Bank is organized as a national banking association under the laws of the United States, and Norwest is incorporated as a corporation in the State of Delaware. Shareholders of the Bank, whose rights are governed by the Bank's Articles of Association and By-Laws and by federal banking law, will, upon consummation of the Consolidation, become stockholders of

  Norwest. Their rights as Norwest stockholders will then be governed by Norwest's Certificate of Incorporation and By-Laws and by the Delaware General Corporation Law. The following is a summary of certain significant differences between the rights of shareholders of the Bank and the rights of stockholders of Norwest.

      CAPITAL STOCK

      THE BANK. The Bank's Articles of Association authorize the issuance of 80,000 shares of common stock, par value $25.00 per share, in such series and with such rights and preferences as the Board of Directors shall determine. All shares of Bank Common Stock currently outstanding have equal rights and preferences with respect to voting, dividends, and distributions upon liquidation.

      NORWEST. Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, and 5,000,000 shares of preferred stock, without par value ("Preferred Stock").
  At September 30, 1994, 323,084,474 shares of Common Stock were issued, of which 313,005,575 were outstanding and 10,078,899 were held as treasury shares, and 2,293,271 shares of Preferred Stock were outstanding consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, and 22,471 shares of ESOP Cumulative Convertible Preferred Stock. On December 30, 1994, Norwest issued 980,000 shares of Cumulative Tracking Preferred Stock. In addition,
  1,250,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the SEC, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of December 31, 1994, not to exceed $1,825,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock or Common Stock. Based on the current number of shares of Preferred Stock authorized for issuance under Norwest's Certificate of Incorporation, the maximum number of shares of Preferred Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by the Board of Directors of Norwest without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Common Stock.

       Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock, including the Shares offered hereby, are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights to Purchase Preferred Stock" below.

       The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

      On November 22, 1988, the Board of Directors of Norwest declared a dividend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in connection with the Consolidation, will receive the Rights with their shares.

      The Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

      Upon becoming exercisable, each Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). Until a Right is exercised, the holder of a Right, as such, will have no rights with respect to the Junior Preferred Shares including, without limitation, the right to vote or receive dividends. The stated purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

      The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable.
  The Rights have certain additional features that will be triggered upon the occurrence of specified events:

      (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire Norwest Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

      (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

      (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

      The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

      At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

      The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

      PREEMPTIVE RIGHTS

      THE BANK. Shareholders of the Bank have the preemptive right to subscribe for previously unissued shares of the Bank's capital stock.

      NORWEST. Stockholders of Norwest have no preemptive rights or other purchase rights other than the Rights.

      REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

      THE BANK. Under federal law the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock is required to approve a merger or consolidation.

      NORWEST. Under Delaware law the vote of a simple majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of Norwest's corporate assets. With respect to a merger, no vote of the stockholders of Norwest is required if Norwest is the surviving corporation and (1) the related agreement of merger does not amend Norwest's Certificate of Incorporation, (2) each share of stock of Norwest outstanding immediately before the merger is an identical outstanding or treasury share of Norwest after the merger, and (3) the number of shares of Norwest stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest Common Stock outstanding immediately before the merger.

      In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

      DISSENTERS' RIGHTS

      THE BANK. Under federal law any shareholder of the Bank is entitled to receive payment of the value of such shareholder's shares of the Bank capital stock if such shareholder dissents from any merger or consolidation for which a vote of the Bank's shareholders is required. See the more detailed discussion below under "Rights of Dissenting Bank Shareholders."

      NORWEST. Under Delaware law a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (a) shares listed on a national securities exchange or held of record by more than 2,000 persons or (b) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the consolidation to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders, or (iii) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the Certificate of Incorporation. Because shares of Norwest Common Stock are listed on both the New York Stock Exchange and the Chicago Stock Exchange, and Norwest has more than 2,000 stockholders of record, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving Norwest.

      SPECIAL MEETINGS

      THE BANK. Under federal law and the Bank's Articles of Association, a special meeting of the Bank's shareholders may be called by the Bank's Board of Directors, or by three or more shareholders owning, in the aggregate, not less than ten percent of all of the outstanding shares of the Bank.

      NORWEST. Under Delaware law and the By-Laws of Norwest, a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors.

      ANTITAKEOVER STATUTES

      THE BANK. National banking associations are not covered by any specific antitakeover statute. However, the acquisition of more than 5% of the capital stock of a national bank requires the approval of federal regulatory agencies.

      NORWEST. The Delaware antitakeover statute governs "business combinations" between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an "interested stockholder." This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock, and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders, or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

  RIGHTS OF DISSENTING BANK SHAREHOLDERS

      Title 12, Section 215, of the United States Code provides that any shareholder of either of the parties to a consolidation involving a national bank who objects to the proposed consolidation has the right to receive payment in cash of the value of such shareholder's shares as of the effective date of the consolidation, if and when the consolidation is consummated, subject to certain conditions. These conditions, in the case of a shareholder of the Bank, are that: (i) the shareholder must have voted against approval of the Consolidation at the Special Meeting or given notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (ii) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (iii) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder of the Bank who votes against the Consolidation at the Special Meeting, or who gives notice in writing at, or prior to, the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of the effective date of the Consolidation. Failure to comply with each of the foregoing conditions will result in the loss of the appraisal rights described herein.

      The value of the shares of any dissenting shareholder shall be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the Board of Directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the date of consummation of the Consolidation, one or more of the appraisers is not selected as above provided for any reason, or the appraisers fail to determine the value of such shares, the Comptroller shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the surviving bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the surviving bank.

      The foregoing summary does not purport to be a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached hereto as Exhibit B. Any shareholder of the Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT FULLY AND PRECISELY SATISFIED.

      Attached hereto as Appendix C is a copy of Banking Circular 259 regarding the valuation methods used by the Comptroller to estimate the value of a bank's shares when the Comptroller is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the Comptroller between January 1, 1985, and September 30, 1991, are also summarized in Appendix C. EACH SHAREHOLDER OF THE BANK SHOULD FULLY CONSIDER APPENDIX C BEFORE DECIDING WHETHER TO EXERCISE DISSENTERS' RIGHTS.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes certain U.S. Federal income tax consequences of the Consolidation to holders of Bank Common Stock under the Internal Revenue Code of 1986, as amended (the "Code").

      THIS SUMMARY SHOULD NOT BE REGARDED AS A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE CONSOLIDATION TO A BANK SHAREHOLDER. EACH BANK SHAREHOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONSOLIDATION TO SUCH SHAREHOLDER'S OWN SITUATION.

      None of Norwest, Norwest Interim Bank, and the Bank has requested a ruling from the Internal Revenue Service (the "Service") in connection with the Consolidation. The Bank will receive from its counsel, Ford & Ferraro L.L.P., an opinion to the effect that the Consolidation will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Norwest, Norwest Interim Bank, and the Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that shareholders of the Bank (other than holders of the Bank Common Stock who exercise dissenters' rights) will not recognize any gain or loss as a result of the Consolidation, except to the extent they receive cash in lieu of a fractional share of the Bank Common Stock. Such opinion will be subject to certain assumptions and based on certain representations of Norwest, Norwest Interim Bank, and the Bank and affiliates of the Bank. The Bank shareholders should be aware that such opinion will neither be binding upon the Service nor will the Service be precluded from adopting a contrary position.

      Assuming the Consolidation qualifies as a reorganization under Section 368(a) of the Code, the following U.S. Federal income tax consequences will occur:

      (a) No gain or loss will be recognized by Norwest, Norwest Interim Bank, and the Bank in connection with the Consolidation;

      (b) No gain or loss will be recognized by a holder of Bank Common Stock who exchanges all of his shares of Bank Common Stock solely for shares of Norwest Common Stock in the Consolidation;

      (c) The aggregate basis of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation (including any fractional share not actually received) will be the same as the aggregate basis of the shares of Bank Common Stock surrendered in exchange therefor;

      (d) The holding period of the shares of Norwest Common Stock to be received by a Bank shareholder in the Consolidation will include the holding period of the shares of Bank Common Stock surrendered in exchange therefor, provided that such shares of Bank Common Stock are held as capital assets at the Effective Time of the Consolidation;

      (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of Norwest Common Stock has been received in the Consolidation and then redeemed by Norwest. Such a redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Bank shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Bank Common Stock is held as a capital asset at the Effective Time of the Consolidation; and

      (f) With respect to a Bank shareholder who perfects his dissenter's rights under the National Bank Act with regard to the Consolidation and receives cash for the value of his Bank Common Stock, the Service should treat such cash as having been received as a distribution from the Bank in redemption of such Bank Common Stock. Such redemption would be treated as a distribution in full payment in exchange for such Bank Common Stock, and thus the dissenting shareholder would recognize gain or loss measured by the difference between the cash received and the basis for such Bank Common Stock, if the redemption does not have the effect of the distribution of a dividend under
           Section 302 of the Code (after applying the constructive ownership rules of Section 318 of the Code).

  RESALE OF NORWEST COMMON STOCK

      The shares of Norwest Common Stock issuable to shareholders of the Bank upon consummation of the Consolidation have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of the Bank or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of the Bank who are deemed to be "affiliates" of the Bank may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Consolidation Agreement, the Bank has agreed to use its best efforts to cause each executive officer, director, or shareholder of the Bank who may reasonably be deemed to be an affiliate of the Bank to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of the Bank.

      The Consolidation Agreement provides for the filing by Norwest of listing applications with the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX") covering the shares of Norwest Common Stock issuable upon consummation of the Consolidation. It is a condition to the consummation of the Consolidation that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

      For those stockholders who elect to participate in Norwest's Dividend Reinvestment and Optional Cash Payment Plan, dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the Plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the Plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Consolidation, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of the Bank who receive Norwest Common Stock in the Consolidation will have the right to participate therein.

  ACCOUNTING TREATMENT

      The Consolidation will be accounted for as a purchase in accordance with generally accepted accounting principles.

  EXPENSES

      Norwest and the Bank will each pay their own expenses in connection with the Consolidation and the transactions contemplated thereby, including fees and expenses of their respective accountants and counsel.

                           INFORMATION ABOUT THE BANK

  BUSINESS AND PROPERTY OF THE BANK

      GENERAL

      The Bank is a national bank headquartered in Bay City, Texas, that provides retail and commercial banking services to its customers through banking facilities located at 1801 Seventh Street in Bay City. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"). At September 30, 1994, the Bank had total assets of $155.8 million, deposits of $122.8 million, and stockholders' equity of $19.2 million. The Bank was chartered as a national bank in 1901.

      The Bank provides a wide range of banking services for its retail and commercial customers, including real estate loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, home improvement and other personal loans, NOW checking, savings and time accounts, and trust services. The Bank provides 24-hour access to routine banking services through its automated teller machines.

      The Bank's business strategy has been to develop long-term customer relationships, maintain high quality service, and respond quickly to the needs of its customers. The Bank supports active participation of its personnel in local charitable, civic, school, and church activities. The Bank has installed data processing and telecommunications systems and facilities to adequately service its customers and its growth in the area. The Bank's customers are located primarily in Matagorda County, Texas.

      COMPETITION

      The Bank is subject to competition in all aspects of its business from other banks and financial institutions in its immediate market area as well as those in surrounding areas. The Bank has been able to compete effectively by emphasizing customer service, establishing long-term customer relationships, and building customer loyalty through providing the products and personal services designed to meet the specific needs of its customers.

      EMPLOYEES

      At September 30, 1994, the Bank had 55 full-time employees (including 23 officers) and 6 part-time employees.

      BANKING LOCATIONS

      The main facility of the Bank is located at 1801 Seventh Street in Bay City, Texas. The main facility is a two-story building and consists of a walk-in lobby, a loan lobby, executive offices, administrative offices, and ten drive-in lanes.

  ENVIRONMENTAL PROTECTION CONSIDERATIONS

      It is a condition to Norwest's obligation to consummate the Consolidation that there be no reasonable basis for an environmental proceeding, claim, or action that could reasonably be expected to result in liability which has had or could reasonably be expected to have a material adverse effect on the Bank. The Bank is aware of no such potential proceeding, claim, or action.

  MARKET PRICES AND DIVIDENDS

      A substantial proportion of the Bank's outstanding shares are held by only a few family-related shareholder groups. There is not an established trading market for Bank Common Stock. As of the record date for the Special Meeting, there were 121 holders of record of shares of Bank Common Stock and 80,000 shares outstanding.

      After paying annual dividends on its Common Stock amounting to $1.25 per share in 1991 and 1992, the Bank paid extraordinary dividends in 1993 amounting to $288.57 per share. Through September 30, 1994, the Bank has paid $32.65 per share in dividends during 1994.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                                   Sept. 30, 1994            December 31
                                                    (unaudited)          1993            1992
                                                    -----------          ----            ----
ASSETS
- ------
   Cash and due from banks                           $  7,327,068    $  6,028,953    $  5,792,774
   Federal Funds Sold & FNLB deposits                     849,148       1,089,368      10,684,735
                                                     ------------    ------------    ------------
      Cash and cash equivalents                         8,176,216       7,118,321      16,477,509

   Investment Securities held to maturity             115,865,947     126,182,339     135,113,836
   Investment Securities available for sale             4,976,200               0               0
                                                     ------------    ------------    ------------
      Total Investment Securities                     120,842,147     126,182,339     135,113,836

   Loans, net of unearned interest                     21,951,624      19,671,236      19,241,186
      Less: Allowance for Loan Losses                    (303,007)       (341,101)       (913,440)
                                                     ------------    ------------    ------------
      Loans, net                                       21,648,617      19,330,136      18,327,745

   Premises and Equipment, net                          2,978,599       3,074,946       2,772,242
   Accrued Interest Receivable                          1,277,099       1,698,836       1,986,660
   Federal Income Tax Refundable                                0         144,227               0
   Other Assets                                           868,440         575,343         575,329
                                                     ------------    ------------    ------------
      Total Assets                                   $155,791,117    $158,124,148    $175,253,322
                                                     ============    ============    ============

LIABILITIES
- -----------
   Deposits
      Noninterest-bearing                            $ 21,379,528    $ 23,372,883    $ 20,410,498
      Interest bearing                                101,454,495     114,103,911     114,593,733
                                                     ------------    ------------    ------------
         Total deposits                               122,834,023     137,476,794     135,004,231

   Funds Purchased                                     13,000,000               0               0
   Accrued Interest Payable                               312,598         298,348         350,132
   Current Federal Income Taxes                            (7,379)              0          74,421
   Deferred Federal Income Taxes                          337,444         351,585         175,573
   Other Liabilities                                      114,421          82,751         122,919
                                                     ------------    ------------    ------------
      Total Liabilities                              $136,591,106    $138,209,478    $135,727,276

EQUITY CAPITAL ACCOUNTS
- -----------------------
   Common Stock
      80,000 shares authorixed, issued and
      outstanding, par value $25                     $  2,000,000    $  2,000,000    $  2,000,000
   Surplus                                              2,000,000       2,000,000       2,000,000
   Undivided Profits                                   12,730,878      13,414,670      33,026,046
   Reserve for Contingencies                            2,500,000       2,500,000       2,500,000
   Unrealized Gain (Loss) on Securities AFS               (30,867)              0               0
                                                     ------------    ------------    ------------
      Total Equity Capital                             19,200,011      19,914,670      39,526,046
                                                     ------------    ------------    ------------
      Total Liabilities and Equity Capital           $155,791,117    $158,124,148    $175,253,322
                                                     ============    ============    ============

                                                 Nine Months
                                                Ended Sept. 30
                                                 (unaudited)                   Years Ended December 31
                                            1994          1993           1993           1992           1991
                                            ----          ----           ----           ----           ----
Condensed Income Statement:

  Interest Income                         $6,985,639    $8,132,122    $10,572,825    $12,827,299    $13,397,883
  Interest Expense                         2,377,390     2,427,664      3,180,943      4,394,217      6,563,892
                                          ----------    ----------    -----------    -----------    -----------
    Net Interest Income                    4,608,249     5,704,457      7,391,882      8,433,082      6,833,991

  Provision for Loan Losses                        0      (587,000)      (587,000)             0              0
                                          ----------    ----------    -----------    -----------    -----------
    Net Interest Income after
    Provision for Loan Losses              4,608,249     6,291,457      7,978,882      8,433,082      6,833,991
                                          ==========    ==========    ===========    ===========    ===========

  Noninterest Income                         990,127       887,966      1,268,229      1,364,713      1,237,299
  Noninterest Expense                      2,905,560     3,025,720      4,181,103      4,094,867      3,930,244
                                          ----------    ----------    -----------    -----------    -----------
     Income before Income Taxes            2,692,816     4,153,704      5,066,008      5,702,927      4,141,045

  Income Tax Expense                         764,608     1,309,848      1,591,784      1,765,294      1,308,547
                                          ----------    ----------    -----------    -----------    -----------
     Net Income                           $1,928,208    $2,843,856     $3,474,224     $3,937,633     $2,832,498
                                          ==========    ==========    ===========    ===========    ===========

    Net Income per share:                     $24.10        $35.55         $43.43         $49.22         $35.41

    Number of Shares Outstanding:             80,000        80,000         80,000         80,000         80,000



                                                 Nine Months
                                                Ended Sept. 30
                                                 (unaudited)                   Years Ended December 31
                                            1994          1993           1993           1992           1991
                                            ----          ----           ----           ----           ----
Financial Ratios:

  Return on Average Assets                      1.63%         2.31%          2.14%          2.26%          1.69%
  Return on Average Equity                     13.21%        15.35%         14.89%         10.44%          8.27%
  Net Interest Margin                           4.41%         5.11%          5.02%          5.26%          4.45%

                                           2,570,570     3,791,808      3,474,224      3,937,633      2,848,085
Average Balance Sheet Data:
  Loans, net                              20,981,864    18,392,866     18,474,022     18,138,833     17,168,842
  Total Assets                           158,034,402   164,407,331    162,545,470    173,806,253    167,809,851
  Deposits                               130,432,004   135,806,481    135,793,275    135,367,636    132,479,744
  Stockholder's Equity                    19,459,274    24,702,332     23,332,601     37,716,793     34,438,755


Period-end Balance Sheet Data:
  Loans, net                              21,648,617    18,263,317     19,330,136     18,327,745     17,652,435
  Total Assets                           155,791,117   153,220,442    158,124,148    175,253,322    171,487,815
  Deposits                               122,834,023   133,088,646    137,476,794    135,004,231    134,734,019
  Stockholder's Equity                    19,200,011    19,284,302     19,914,670     39,526,046     35,688,413

GENERAL

The following is management's discussion and analysis of the significant factors affecting the Bank's results of operations and financial condition. This should be read in conjunction with the audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

FINANCIAL CONDITION

COMPARISON OF NINE MONTHS ENDING SEPTEMBER 30, 1994 AND 1993

Total assets decreased by $2,333,031 during the first nine months of 1994 to $155,791,117 at September 30, 1994. The 1994 decrease corresponded to the net decrease between investment securities and loans. Investment securities decreased $5,340,192 during the first nine months of 1994 to $120,842,147 while loans increased $2,318,481 to $21,648,617.

These decreases during the first nine months of 1994 were the offset of a reduction in deposits of $14,642,771, primarily due to low interest rates and the outflow of interest-bearing deposits to alternative deposit products. A large portion of the deposit decrease was made up with funds purchased during the first nine months of 1994. The balance of these funds was $13,000,000 as of September 30, 1994.

The Bank's net income decreased 32 percent to $1,928,208 for the nine months ended September 30, 1994 from $2,843,856 for the nine months ended September 30, 1993. During this period, the Bank's net interest income decreased to $4,608,249 from $5,704,457. Return on average assets and return on average equity on an annualized basis were 1.63 percent and 13.21 percent as of September 30, 1994, compared with 2.31 percent and 15.35 percent, respectively, for the same period in 1993.

NET INTEREST MARGIN

The Bank's taxable-equivalent net interest margin decreased on an annualized basis to 4.41 percent for the nine months ended September 30, 1994, from 5.11 percent for the nine months ended September 30, 1993. Taxable-equivalent interest income decreased 13.3 percent to $7,191,065 from $8,296,159, and interest expense decreased 2 percent to $2,377,390 from $2,427,664. The decrease in interest income resulted primarily from high-yielding securities maturing and being renewed at lower rates. The decrease in interest expense resulted primarily from a decline in deposits.

NONINTEREST INCOME AND EXPENSE

Noninterest income increased $102,161 to $990,127 in the first nine months of 1994 from $887,966 for the first nine months of 1993. The increase mainly resulted from an increase in service charge income of $70,826 and a gain on other real estate sold of $29,134. Noninterest expense decreased $120,160 to $2,905,560 for the first nine months of 1994 compared to $3,025,720 for the same period in 1993. This decrease resulted primarily from decreases in equipment depreciation, data processing and other miscellaneous operating costs.

The following table presents a summary of operating expenses and percentage changes (dollars in thousands):

                                        Nine Months
                                           Ended
                                         Sept. 30            Percentage
                                    -------------------      Increase/
                                     1994         1993       (Decrease)
                                    ------      -------      ----------

Salaries and employee benefits      $1,591       $1,592        (0.06%)
Net Occupancy                          273          260         5.00%
Data Processing                        134          162       (17.28%)
Equipment Expense                      183          201        (8.96%)
FDIC Assessment                        222          226        (1.77%)
Other Expenses                         503          585       (14.02%)
                                    ------       ------       ------
                                    $2,906       $3,026        (3.97%)
                                    ======       ======       ======

COMPARISON OF YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

Total assets decreased $17,129,174 to $158,124,148 at December 31, 1993 from $175,253,322 at December 31, 1992. Funds sold decreased $9,595,367 to $1,089,368 at December 31, 1993 from $10,684,735 at December 31, 1992. Net loans increased $1,002,391 and investment securities decreased $8,931,497 in 1993. Deposits increased $2,472,563 in 1993 as the result of an increase of $2,962,385 in noninterest-bearing deposits and a decrease of $489,822 in interest-bearing deposits. This overall decrease in earning assets of $17,524,473 during 1993 resulted primarily from the payment of dividends in the amount of $23,085,600 from Undivided Profits during 1993.

The Bank's net income decreased to $3,474,224 for the year ended December 31, 1993, compared to $3,937,633 for the year ended December 31, 1992 which was an increase from $2,832,498 for the year ended December 31, 1991. Return on average assets and return on average equity were 2.14 percent and 14.89 percent, respectively, for 1993 as compared to 2.26 percent and 10.44 percent, respectively, for 1992.

NET INTEREST MARGIN

The Bank's taxable-equivalent net interest income to average earnings assets decreased to 5.02 percent in 1993 from 5.26 percent in 1992 which was an increase from 4.45 percent in 1991. Taxable-equivalent interest income was $10,782,435 for the year ended December 31, 1993, compared to $13,109,506 for December 31, 1992, and $13,729,014 for December 31, 1991. Interest expense decreased 28 percent to $3,180,943 for the year ended December 31, 1993, compared to $4,394,217 for December 31, 1992 and $6,563,892 for December 31, 1991.

Taxable-equivalent yield on interest-bearing assets was 7.12 percent in fiscal 1993 compared to 7.91 percent and 8.57 percent for 1992 and 1991, respectively. The average cost of interest-bearing liabilities was 2.10 percent in fiscal 1993 compared to 2.65 percent and 4.11 percent for 1992 and 1991, respectively.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses or a reduction of the allowance for loan losses is charged (credited) to income as deemed necessary by management to maintain the allowance for loan losses at an amount considered adequate to absorb known or possible loan losses in the portfolio. The provision or reduction of the allowance is determined based on management's evaluation of the loan portfolio, giving consideration to existing economic conditions, changes in the loan portfolio, historical loan loss factors and other relevant information. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or reduce the allowance based on their judgements about information available to them at the time of their examination.

Loans are charged against the allowance for loan losses when management believes the collection of principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

The Bank's provision (reversion) for loan losses was ($587,000), $0, and $0 for the years ended December 31, 1993, 1992 and 1991, respectively. The reversion in 1993 was made after the bank's primary regulator made an extensive analysis of the Bank's allowance for loan losses and directed that the bank's allowance for loan losses be reduced by $587,000. Management believes that the allowance for loan losses is adequate based on management's evaluation of the loan portfolio and other factors.

NONINTEREST INCOME AND EXPENSE

Noninterest income, including gains on sales of other real estate, decreased $96,484 to $1,268,229 for the year ended December 31, 1993, compared to $1,364,713 and $1,237,299 for the years ended 1992 and 1991, respectively.

Gains on the sales of other real estate owned were $2,398, $70,428 and $13,639 for the years ended December 31, 1993, 1992 and 1991, respectively.

Noninterest expense increased $86,236 to $4,181,103 for the year ended December 31, 1993, compared to $4,094,867 and $3,930,244 for the years ended 1992 and 1991, respectively. The following table presents a summary of operating expenses and percentage changes (dollars in thousands):

Percentage Increase
                                                                           (Decrease)
                                                                       ------------------
                                                1993    1992    1991    1992/93   1991/92
                                               ------  ------  ------  ---------  -------

Salaries and employee benefits                 $2,238  $2,391  $2,147    (6.40%)    11.36%
Net Occupancy                                     396     281     250    40.93%     12.40%
Data Processing                                   209     197     181     6.09%      8.84%
Equipment Expense                                 267     224     198    19.20%     13.13%
FDIC Assessment                                   301     294     264     2.38%     11.36%
Other Expenses                                    770     708     890     8.76%    (20.45%)
                                               ------  ------  ------    -----     ------
                                               $4,181  $4,095  $3,930     2.10%      4.20%
                                               ======  ======  ======    =====     ======

The increase in 1993 is largely attributable to an occupancy expense increase due to the expansion of the bank's building.

CAPITAL RESOURCES

At December 31, 1993, shareholders' equity was $19,914,670 and represented a $19,611,376 or 50 percent decrease from the December 31, 1992 balance of $39,526,046. The decrease was due to the payment of special dividends in the amount of $23,085,600 during 1993. At September 30, 1994, shareholders' equity was $19,200,011 and represented a $714,659 or 3.6 percent decrease from December 31, 1993. The decrease was due to the retention of earnings less the payment of additional dividends of $2,612,000 in 1994.

Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance-sheet obligations. Under the rules effective December 31, 1993, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4 percent of risk-weighted assets, and a minimum level of total capital of at least 8 percent of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill. Total capital is comprised of Tier 1 capital, certain debt instruments and an allowable portion of the allowance for loan losses. The Bank's actual risk-based capital, risk-based capital requirements and excess risk-based capital at September 30, 1994, December 31, 1993 and December 31, 1992 are summarized as follows (dollars in thousands):

                             September 30,     December 31,      December 31,
                                 1994             1993               1992
                           ----------------  ----------------  ---------------
                           Amount   Percent   Amount  Percent  Amount  Percent
                           -------  -------  -------  -------  ------  -------

Tier 1 Capital             $19,231   42.19%  $19,915  42.57%   $39,526  78.85%
Allowable Portion of
  Allow. for Loan Loss         303    0.66%      341   0.73%       627   1.25%
                           -------   -----   -------  -----    -------  -----
Total Risk-Based Cap.       19,534   42.86%   20,256  43.30%    40,153  80.10%
Risk-Based Cap. Req.         3,647    8.00%    3,743   8.00%     4,010   8.00%
                           -------   -----   -------  -----    -------  -----
Excess Risk-Based Cap.     $15,887   34.86%  $16,513  35.30%   $36,143  72.10%

Risk Weighted Assets       $45,581           $46,783           $50,127

As a supplement to the risk-based capital guidelines, banks must also maintain a minimum ratio of Tier 1 capital to total assets, known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 3 percent. At September 30, 1994, the Bank's leverage ratio was
12.3 percent, compared to 12.6 percent at December 31, 1993. This decrease from December 31, 1993 to September 30, 1994 is primarily attributable to the reduction in capital through the payment of dividends.

FDICIA requires that federal bank regulatory authorities take "prompt corrective action" with respect to any depository institution which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels which require or permit the Federal Reserve Board and other regulatory authorities to take supervisory action. The relevant classifications range from "well capitalized" to "critically capitalized". The classifications are generally determined by applicable ratios of the institution, including Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and leverage ratios. Based on capital ratios as of December 31, 1993, The First National Bank of Bay City was classified as "well capitalized" under the applicable regulations. As a result, the Bank does not believe that the prompt corrective action regulations will have any material effect on the activities or operations of The First National Bank of Bay City.

LIQUIDITY MANAGEMENT

Liquidity management assures that adequate funds are available to meet deposit withdrawals, loan demand and maturing liabilities. Insufficient liquidity can result in higher costs of obtaining funds, while excessive liquidity can lead to a decline in earnings due to the cost of foregoing alternative investments. The ability to renew and acquire additional deposit liabilities is a major source of liquidity. The Bank's principal sources of funds are primarily within the local markets of the Bank and consist of deposits, borrowings and interest and principal payments on loans and investment securities.

Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government-backed securities. At December 31, 1993, the Bank's liquidity ratio, defined as cash, unpledged U.S. Government-backed securities, and federal funds sold as a percentage of deposits, was 90.4 percent compared to 108.2 percent at December 31, 1992 and 107.2 percent at December 31, 1991.

Liability liquidity is proven by access to core funding sources, principally various customers' interest-bearing and noninterest-bearing deposit accounts in the Bank's trade area. The Bank does not have or solicit brokered deposits. Federal funds purchased and short-term borrowings are additional sources of liquidity. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs.

CURRENT ACCOUNTING ISSUES

In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments" (Statement 107). Statement 107 requires all entities to disclose estimated fair values of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The statement defines a financial instrument as cash, evidence of an ownership in any entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes" (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Adoption of Statement 109, effective January 1, 1993, did not have a material impact on the bank's financial statements.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (Statement 114). Statement 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, observable market price, or the fair value of the collateral, if the loan is collateral dependent. The bank will be required to implement this statement for the year ending December 31, 1995. In October 1994, SFAS No. 114 was amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosure". These pronouncements are effective for fiscal years beginning
after December 15, 1994.   Adoption of Statement 114 and 118 is not expected to
have a material adverse impact on the bank's financial statements.

In May 1993, FASB issued SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities" (Statement 115). Statement 115 is effective for financial statements issued for fiscal years beginning after December 15, 1993. The new statement requires the classification of securities into three categories: held-to-maturity, available-for-sale, or trading. Debt securities classified as held-to-maturity are measured at amortized cost only if the reporting enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term shall be classified as trading securities and reported at fair market value. Unrealized holding gains and losses shall be included in earnings. Investments not classified as trading securities or held-to-maturity securities shall be classified as available-for-sale and reported at fair market value. Securities that would be sold in response to (1) changes in market interest rates and securities' prepayment risk, (2) needs for liquidity or (3) changes in the availability and yield on alternative investments are classified as available-for-sale. Unrealized holding gains and losses shall be excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of deferred taxes) until realized. Statement 115 was adopted as of January 1, 1994 and, in accordance with Statement 115, was not applied retroactively. The adoption of Statement 115 has not had a material impact on the bank's financial statements.

                      The First National Bank of Bay City
                        Selected Statistical Disclosure
           Daily Average Balance Sheet and Related Yields and Rates
                            (Amounts in Thousands)

                                                   1993                            1992                            1991
                                        ----------------------------    ----------------------------    ----------------------------
                                                            Interest                        Interest                        Interest
                                        Balance   Interest   Yield      Balance   Interest   Yield      Balance   Interest   Yield
                                        ----------------------------    ----------------------------    ----------------------------
ASSETS

Funds Sold                              $  5,681  $   168     2.96%     $  8,160  $   281     3.44%     $ 11,691  $   571     5.74%
Investments:
  Taxable Securities                     120,355    8,379     6.96%      129,391   10,261     7.93%      122,161   10,275     8.41%
  Nontaxable Securities                    6,901      410     9.00%        8,596      552     9.73%        7,640      542    10.75%
                                        --------  -------               --------  -------               --------  -------
    Total Securities                     127,256    8,789                137,987   10,813                129,801   10,817
Loans:
  Commercial & R/E                        14,567    1,163     7.98%       14,553    1,243     8.55%       13,571    1,400    10.34%
  Consumer                                 4,525      453    10.01%        4,527      491    10.85%        4,602      561    12.19%
                                        --------  -------               --------  -------               --------  -------
    Total Loans                           19,092    1,616     8.46%       19,080    1,734     9.09%       18,173    1,961    10.79%
  Allowance for Loan Losses                 (618)                           (941)                         (1,005)
                                        --------                        --------                        --------
    Net Loans                             18,474                          18,139                          17,168
                                        --------  -------               --------  -------               --------  -------
    Total Earning Assets                 151,411   10,573     7.12%      154,286   12,828     7.98%      158,660   13,449    8.65%

Cash and Due From Banks                    5,818                           5,460                           5,558
Other Assets                               5,316                           4,060                           3,592
                                        --------                        --------                        --------
  Total Assets                          $162,545                        $173,806                        $167,810
                                        ========                        ========                        ========

LIABILITIES AND
STOCKHOLDER'S EQUITY

Deposits:
  Noninterest bearing                   $ 22,156  $     0               $ 21,651  $     0               $ 20,318  $     0
  Interest Bearing-
    Savings, NOW's & MMA's                57,693    1,242     2.15%       54,508    1,709     3.14%       47,150    2,367    5.02%
    Time accounts under $100,000          28,086      962     3.43%       29,089    1,324     4.55%       30,079    1,934    6.43%
    Time accounts over $100,000           27,858      957     3.44%       30,110    1,361     4.52%       34,933    2,263    8.49%
                                        --------  -------               --------  -------               --------  -------
  Total Interest Bearing Deposits        113,537    3,161     2.78%      113,707    4,394     3.86%      112,162    6,564    5.85%
Funds Purchased                              611       20     3.27%            0        0     0.00%            0        0    0.00%
                                        --------  -------               --------  -------               --------  -------
  Total Interest-bearing Liabilities    $114,248  $ 3,181     2.78%     $113,707  $ 4,394     3.86%     $112,162  $ 6,564    5.85%

Other Liabilities                          2,870                           1,077                           1,231
Stockholder's Equity                      23,271                          37,361                          34,099
                                        --------                        --------                        --------
  Total Liabilities &
    Stockholder's Equity                $162,545                        $173,806                        $167,810
                                        ========                        ========                        ========
  Net Interest Income                             $ 7,392                         $ 8,434                         $ 6,885

  Net Interest Spread                                         4.34%                           4.12%                          2.80%

  Net Interest Income to earning assets                       5.02%                           5.31%                          4.52%

                      THE FIRST NATIONAL BANK OF BAY CITY
                        SELECTED STATISTICAL DISCLOSURE
             CHANGES IN RATE AND VOLUME ON A TAX-EQUIVALENT BASIS
                            (AMOUNTS IN THOUSANDS)



                                                                    December 31
                                      --------------------------------------------------------------------------
                                        1993 Compared with 1992                       1992 Compared With 1991
                                      ---------------------------------        ---------------------------------
                                                   Yield/                                   Yield/
                                      Volume        Rate         Total         Volume        Rate         Total
                                      ------       ------       -------        ------       ------       -------
INCREASE (DECREASE) IN:
  Interest income--
    Loans                             $   1.1        (119.1)      (118.0)          97.9       (324.9)      (227.0)
    Investment securities              (840.9)     (1,183.1)    (2,024.0)         682.2       (686.2)        (4.0)
    Federal funds sold                  (85.4)        (27.6)      (113.0)        (202.7)      (187.3)      (390.0)
                                      -------      --------     --------         ------     --------     --------
      Total                            (925.2)     (1,329.8)    (2,255.0)         577.4     (1,198.4)      (621.0)
                                      -------      --------     --------         ------     --------     --------

  Interest expense--
    Deposits                             (2.7)     (1,230.3)    (1,233.0)          90.4     (2,260.4)    (2,170.0)
    Federal funds purchased                 -          20.0         20.0              -            -            -
                                      -------      --------     --------         ------     --------     --------
      Total                              (2.7)     (1,210.3)    (1,213.0)          90.4     (2,260.4)    (2,170.0)
                                      -------      --------     --------         ------     --------     --------
INCREASE (DECREASE) IN
  NET INTEREST INCOME                 $(922.5)       (119.5)    (1,042.0)         487.0      1,062.0      1,549.0
                                      =======      ========     ========         ======     ========     ========

This table shows the components of the change in net interest income by volume and rate on a taxable-equivalent basis. The effect of changes in rates on volume changes is allocated based on the percentage relationship of changes in volume and changes in rate. This table does not take into account the level of noninterest-bearing funding nor does it fully reflect changes in the mix of assets and liabilities.

                      THE FIRST NATIONAL BANK OF BAY CITY
                        SELECTED STATISTICAL DISCLOSURE
         LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
                            (AMOUNTS IN THOUSANDS)



                                                 December 31, 1993                                  December 31, 1992
                                 ================================================    ============================================
                                               Maturing                                          Maturing
                                 Maturing      After One                             Maturing    After One
                                  in One          Year        Maturing                in One       Year        Maturing
                                 Year or        Through      After Five              Year or      Through     After Five
                                   Less        Five Years      Years       Total       Less      Five Years     Years      Total
                                 ========     ===========    ==========   =======    ========    ===========  ==========  =======
Commercial / Real Estate           $8,452          $5,285        $1,150   $14,887      $8,018         $4,468        $746  $13,232
Consumer                            1,392           3,676            18     5,086       1,579          4,772           7    6,358
Other                                   0               0             0         0           0              0           0        0
                                 --------     -----------    ----------   -------    --------    -----------  ----------  -------
                                   $9,844          $8,961        $1,168   $19,973      $9,597         $9,240        $753  $19,590
                                 ========     ===========    ==========   =======    ========    ===========  ==========  =======

                                                Due in     Due After                       Due in     Due After
                                               One Year     One Year      Total           One Year     One Year      Total
                                              ---------   ----------   ----------        ---------   ----------   ---------
Loans at fixed interest rates                  $7,081       $8,433       $15,514           $5,820      $7,887       $13,707
Loans at variable interest rates                2,763        1,696         4,459            3,778       2,107         5,885
                                              ---------   ----------   ----------        ---------   ----------   ---------
                                               $9,844      $10,129       $19,973           $9,598      $9,994       $19,592
                                              =========   ==========   ==========        =========   ==========   =========

                      The First National Bank of Bay City
                        Selected Statistical Disclosure
                             Nonperforming Assets
                            (Amounts in Thousands)

                                                                        December 31
                                                                    ------------------
                                                                     1993        1992
                                                                    ------      ------
Nonperforming Loans:
  Nonaccrual loans                                                  $   82      $  112
  Restructured loans                                                   109         139
                                                                    ------      ------
Total nonperforming loans                                              191         251

Other real estate owned, net                                             0          18
                                                                    ------      ------
Total nonperforming assets                                             191         269

Loans past due 90 days or more                                          13           0

Allowance for loan losses                                             (341)       (913)


Ratio of total nonperforming assets to total assets                    0.12%      0.15%
Ratio of total nonperforming loans to total gross loans                0.96%      1.28%
Ratio of allowance for loan losses to total nonperforming loans      178.53%    363.75%

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

      As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

      Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of September 30, 1994, aggregate dividends of at least $433.8 million without obtaining prior regulatory approval and without reducing the capital of the banks below their respective minimum levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

      If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

      Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

      Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

      The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

      A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

      Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of certain of its subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

      Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves. In addition, the Federal Reserve Board's final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At September 30, 1994, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 9.96% and 12.34%, respectively, and Norwest's leverage ratio for the quarter ended September 30, 1994, was 6.87%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

      In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

      Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. The FDIC has also issued proposed rules prescribing standards relating to certain other of the management and operational standards listed above. The full impact of such rule and guidelines and proposed standards on Norwest cannot yet be ascertained.

      FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

      Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank is defined to be "adequately capitalized" if it meets all of its minimum capital requirements. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At September 30, 1994, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

      Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized.
  Each insured depository institution is also to be assigned to one of the following "supervisory subgroups": Subgroup A, B, or C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution will be assigned an annual FDIC assessment rate ranging from 0.23% per annum (for well capitalized Subgroup A institutions) to 0.31% (for undercapitalized Subgroup C institutions). Adequately capitalized institutions will be assigned assessment rates ranging from 0.26% to 0.30%. Norwest incurred $72.4 million of FDIC insurance expense in 1993.

                                    EXPERTS

      The consolidated financial statements of Norwest Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of The First National Bank of Bay City as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINION

      A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Consolidation Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At September 30, 1994, Mr. Stroup was the beneficial owner of approximately 107,193 shares and held options to acquire 207,410 additional shares of Norwest Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

      Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A dated May 13, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of the Bank desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                         INDEX TO FINANCIAL STATEMENTS

                                       OF

                      THE FIRST NATIONAL BANK OF BAY CITY


                                                                            Page
                                                                            ----
Interim Periods:

       Unaudited Balance Sheets as of September 30, 1994 and 1993           F-2

       Unaudited Statements of Earnings for the Nine Months Ended           F-3
         September 30, 1994 and 1993

       Statements of Changes in Stockholders' Equity for the                F-4
        Periods Ended September 30, 1994, (unaudited) and December 31,
        1993 and 1992

       Unaudited Statements of Cash Flows for the Nine Months Ended         F-5
        September 30, 1994 and 1993

       Notes to Unaudited Financial Statements                              F-6

Full Fiscal Years (audited):

       Independent Auditors' Report                                         F-8

       Balance Sheets as of December 31, 1993 and 1992                      F-9

       Statements of Earnings for Years Ended December 31, 1993 and 1992    F-10

       Statements of Changes in Stockholders' Equity for the Years Ended    F-11
        December 31, 1993 and 1992

       Statements of Cash Flows for the Years Ended December 31,            F-12
        1993 and 1992

       Notes to Financial Statements for 1993 and 1992                      F-13

       Independent Auditors' Report for 1992 and 1991                       F-23

       Balance Sheets as of December 31, 1992 and 1991                      F-24

       Statements of Earnings for Years Ended December 31, 1992 and 1991    F-25

       Statements of Changes in Stockholders' Equity for the Years Ended    F-26
        December 31, 1992 and 1991

       Statements of Cash Flows for the Years Ended December 31,            F-27
        1992 and 1991

       Notes to Financial Statements for 1992 and 1991                      F-28

                      THE FIRST NATIONAL BANK OF BAY CITY

                           Unaudited Balance Sheets

                                                          As of
                                                      September 30
                                                   1994          1993
                                                   ----          ----
ASSETS
- ------
  Cash and due from banks                      $  7,327,068   $  5,850,250
  Federal Funds Sold & FHLB deposits                849,148      3,562,945
                                               ------------   ------------
    Cash and cash equivalents                     8,176,216      9,413,195

  Investment Securities held to maturity        115,865,947    120,027,395
  Investment Securities available for sale        4,976,200              0
                                               ------------   ------------
    Total Investment Securities                 120,842,147    120,027,395

  Loans, net of unearned interest                21,951,624     18,604,619
    Less: Allowance for Loan Losses                (303,007)      (341,302)
                                               ------------   ------------
    Loans, net                                   21,648,617     18,263,317

  Premises and Equipment, net                     2,978,599      3,263,061
  Accrued Interest Receivable                     1,277,099      1,571,755
  Other Assets                                      868,440        681,719
                                               ------------   ------------
    Total Assets                               $155,791,117   $153,220,442
                                               ============   ============

LIABILITIES
- -----------
  Deposits
    Noninterest-bearing                        $ 21,379,528   $ 23,174,623
    Interest-bearing                            101,454,495    109,914,022
                                               ------------   ------------
      Total deposits                            122,834,023    133,088,645

  Funds Purchased                                13,000,000              0
  Accrued Interest Payable                          312,598        361,676
  Current Federal Income Taxes                       (7,379)         9,000
  Deferred Federal Income Taxes                     337,444        151,422
  Other Liabilities                                 114,421        325,397
                                               ------------   ------------
    Total Liabilities                          $136,591,106   $133,936,140

EQUITY CAPITAL ACCOUNTS
- -----------------------
  Common Stock
    80,000 shares authorized, issued and
    outstanding, par value $25                 $  2,000,000   $  2,000,000
  Surplus                                         2,000,000      2,000,000
  Undivided Profits                              12,730,878     12,784,302
  Reserve for Contingencies                       2,500,000      2,500,000
  Unrealized Gain (Loss) on Securities AFS          (30,867)             0
                                               ------------   ------------
    Total Equity Capital                         19,200,011     19,284,302
                                               ------------   ------------
    Total Liabilities and Equity Capital       $155,791,117   $153,220,442
                                               ============   ============

                      THE FIRST NATIONAL BANK OF BAY CITY

                        Unaudited Statement of Earnings


                                                 Nine Months
                                                Ended Sept. 30
                                             1994             1993
                                             ----             ----
Interest Income:
  Loans, including fees                  $1,318,612       $1,217,021
  Investment securities:
    Taxable                               5,241,120        6,453,978
    Tax-exempt                              398,884          318,519
  Federal funds sold and other               27,024          142,604
                                         ----------       ----------
      Total Interest Income               6,985,639        8,132,122

Interest Expense:
  Savings, NOW's & MNDA's                   812,347          963,201
  Certificates of Deposit                 1,317,819        1,454,591
  Funds Purchased                           247,224            9,872
                                         ----------       ----------
      Total Interest Expense              2,377,390        2,427,664
                                         ----------       ----------
      Net Interest Income                 4,608,249        5,704,457

Provision for Loan Losses (note 2)                0         (587,000)
                                         ----------       ----------
      Net Interest Income after
        provision for loan losses         4,608,249        6,291,457
                                         ----------       ----------

Noninterest Income:
  Service charges on deposit accounts       844,907          774,081
  Trust Fees                                 40,500           38,000
  Other                                     104,720           75,885
                                         ----------       ----------
      Total Noninterest Income              990,127          887,966

Noninterest Expense:
  Salaries and employee benefits          1,591,341        1,592,259
  Occupancy                                 273,197          260,158
  FDIC Assessments                          221,672          225,811
  Equipment                                 182,955          201,205
  Data processing                           133,522          161,638
  Other operating                           502,874          584,649
                                         ----------       ----------
      Total noninterest expense           2,905,560        3,025,720
                                         ----------       ----------
      Earnings before income tax          2,692,816        4,153,704

Income tax expense                          764,608        1,309,848
                                         ----------       ----------
      Net Earnings                       $1,928,208       $2,843,856
                                         ==========       ==========

                      THE FIRST NATIONAL BANK OF BAY CITY

                      Unaudited Statements of Cash Flows

                                                                   Nine Months Ended
                                                                    September 30
                                                                1994            1993
                                                                ----            ----
Reconciliation of net earnings to net cash
 provided by operating activities:
  Net Earnings                                                 1,928,208       2,843,856
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation                                                 211,500         227,000
    Reduction of allowance for loan losses                             0        (587,000)
    Deferred federal income tax expense                          (14,141)        (24,151)
    Increase in federal income tax receivable                    136,848               0
    Increase in other assets                                    (294,797)       (122,980)
    Decrease in accrued interest receivable                      421,738         414,904
    Decrease in accrued interest payable                          14,249          11,543
    Decrease in other liabilities                                 31,670         202,478
    Decrease in current federal income taxes                           0         (65,421)
    Net accretion of discount on investment securities           (40,812)        (13,129)
    Loss (gain) on sale of other real estate owned               (29,134)         (1,065)
                                                             -----------     -----------
      Net cash provided by operating activities                2,365,328       2,886,036

Cash flows from investing activities:
  Proceeds from maturities or principal repayments of
   investment securities                                      34,791,532      47,037,872
  Purchase of investment securities                          (29,441,394)    (31,938,301)
  Net Increase in loans                                       (2,330,122)        632,173
  Recoveries on loans charged off                                 11,641          19,256
  Purchases and construction of premises and equipment          (115,153)       (717,819)
  Net proceeds from sales of other real estate owned              30,834          17,655
                                                             -----------     -----------
      Net cash provided by (used in) investing activities      2,947,338      15,050,837

Cash flows from financing activities:
  Federal Funds Purchased                                     13,000,000               0
  Dividends paid                                              (2,612,000)    (23,085,600)
  Net increase (decrease) in deposits                        (14,642,771)     (1,915,585)
                                                             -----------     -----------
      Net cash provided by (used in) financing activities     (4,254,771)    (25,001,185)
                                                             -----------     -----------
      Net increase (decrease) in cash and cash equivalents     1,057,896      (7,064,313)

Cash and cash equivalents at beginning of year                 7,118,321      16,477,509
                                                             -----------     -----------
Cash and cash equivalents at September 30th                    8,176,217       9,413,196
                                                             ===========     ===========

Supplemental schedule of cash flows:
  Interest paid                                                2,115,917       2,406,248
  Income taxes paid                                              626,000       1,325,000
                                                             ===========     ===========

                      THE FIRST NATIONAL BANK OF BAY CITY

                 Statements of Changes in Stockholder's Equity

        Periods ended September 30, 1994 and December 31, 1993 and 1992

                                                                                 Unrealized         Total
                                        Common                    Undivided    Gain (Loss) on    Stockholder's
                                        Stock        Surplus       Profits     Securities AFS       Equity
Balance, December 31, 1991            $2,000,000   $2,000,000   $ 31,683,413      $      0       $ 35,688,413

Net earnings for 1992                                              3,937,633                        3,937,633

Cash dividend paid                                                  (100,000)                        (100,000)
  ($1.25 per share)
                                      ----------   ----------   ------------      --------       ------------
Balance, December 31, 1992             2,000,000    2,000,000     35,526,046             0         39,526,046

Net earnings for 1993                                              3,474,224                        3,474,224

Cash dividends paid                                              (23,085,600)                     (23,085,600)
  ($288.57 per share)(note 3)
                                      ----------   ----------   ------------      --------       ------------
Balance, December 31, 1993             2,000,000    2,000,000     15,914,670             0         19,914,670

Net earnings ytd, Sept. 30, 1994                                   1,928,208                        1,928,208

Cash dividends paid                                               (2,612,000)                      (2,612,000)
  ($32.65 per share)(note 3)

Introduction of FASB 115(note 4)                                                   (30,867)           (30,867)
                                      ----------   ----------   ------------      --------       ------------
Balance, September 30, 1994           $2,000,000   $2,000,000   $ 15,230,878      ($30,867)      $ 19,200,011
   (unaudited)                        ==========   ==========   ============      ========       ============

                      THE FIRST NATIONAL BANK OF BAY CITY

                    Notes to Unaudited Financial Statements


Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial information may not contain all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.


Note 2 - Provision for Loan Losses

During 1993, the Bank's primary regulator directed that the Bank's allowance for loan losses be reduced by $587,000. Management believes that the allowance for loan losses is adequate based on management's evaluation of the loan portfolio and other factors.


Note 3 - Common Stock

In March 1993, the Board of Directors approved cash dividends of $288.57 per share for a total dividend of $23,085,600.

In January 1994, the Board of Directors approved cash dividends of $20.15 per share for a total dividend of $1,612,000.

In July 1994, the Board of Directors approved cash dividends of $12.50 per share for a total dividend of $1,000,000.


Note 4 - Accounting Issues

In May 1993, FASB issued SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities" (Statement 115). Statement 115 is effective for financial statements issued for fiscal years beginning after December 15, 1993.

The new statement requires the classification of securities into three categories: held-to-maturity, available-for-sale, or trading. Debt securities classified as held-to-maturity are measured at amortized cost only if the reporting enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term shall be classified as trading securities and reported at fair market value. Unrealized holding gains and losses shall be included in earnings. Investments not classified as trading securities or held-to-maturity securities shall be classified as available-for-sale and reported at fair market value. Securities that would be sold in response to (1) changes in market interest rates and securities' prepayment risk, (2) needs for liquidity or (3) changes in the availability and yield on alternative investments are classified as available-for-sale. Unrealized holding gains and losses shall be excluded from earnings and reported as a net amount in a separate component of stockholders' equity (net of deferred taxes) until realized.

Statement 115 was adopted as of January 1, 1994 and, in accordance with Statement 115, was not applied retroactively. The adoption of Statement 115 has not had a material impact on the bank's financial statements.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which addresses the accounting by creditors for impairment of certain loans, as defined. In October 1994, SFAS No. 114 was amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosure". These pronouncements are effective for fiscal years beginning after December 15, 1994. The bank will be required to implement SFAS No. 114 for the year ending December 31, 1995. Implementation of this pronouncement should have no material adverse effect on the bank's financial statements.

                          Independent Auditors' Report
                          ----------------------------



The Board of Directors
The First National Bank of Bay City:


We have audited the accompanying balance sheets of The First National Bank of Bay City as of December 31, 1993 and 1992 and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Bay City at December 31, 1993 and 1992 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 7 to the financial statements, the Bank changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement 109, "Accounting for Income Taxes."



March 18, 1994

                      THE FIRST NATIONAL BANK OF BAY CITY

                                Balance Sheets

                          December 31, 1993 and 1992


                     Assets                               1993          1992
                     ------                               ----          ----
Cash and due from banks, including interest-bearing
  deposits (note 2)                                   $  7,118,321     8,352,509
Federal funds sold                                               -     8,125,000
                                                      ------------  ------------
            Cash and cash equivalents                    7,118,321    16,477,509

Investment securities (note 3)                         126,182,339   135,113,836
Loans, net of unearned discount                         19,671,237    19,241,186
  Less allowance for loan losses                           341,101       913,440
                                                      ------------  ------------
            Net loans (note 4)                          19,330,136    18,327,746
Premises and equipment, net of accumulated
  depreciation (note 5)                                  3,074,946     2,772,242
Accrued interest receivable                              1,698,836     1,986,660
Federal income tax refundable                              144,227             -
Other assets (note 8)                                      575,343       575,329
                                                      ------------  ------------
                                                      $158,124,148   175,253,322
                                                      ============  ============

      Liabilities and Stockholders' Equity
      ------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing                                 23,372,883    20,410,498
    Interest-bearing (note 6)                          114,103,911   114,593,733
                                                      ------------  ------------
            Total deposits                             137,476,794   135,004,231

  Accrued interest payable                                 298,348       350,132
  Current federal income taxes                                   -        74,421
  Deferred federal income taxes                            351,585       175,573
  Other liabilities                                         82,751       122,919
                                                      ------------  ------------
            Total liabilities                          138,209,478   135,727,276
                                                      ------------  ------------
Stockholders' equity (note 10):
  Common stock, par value $25. Authorized,
    issued and outstanding 80,000 shares                 2,000,000     2,000,000
  Surplus                                                2,000,000     2,000,000
  Undivided profits                                     15,914,670    35,526,046
                                                      ------------  ------------
            Total stockholders' equity                  19,914,670    39,526,046
Commitments and contingencies (notes 4, 8 and 11)
                                                      ------------  ------------
                                                      $158,124,148   175,253,322
                                                      ============  ============

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                            Statements of Earnings

                    Years ended December 31, 1993 and 1992


                                                    1993         1992
                                                    ----         ----
Interest income:
  Loans, including fees (note 4)                $ 1,616,863    1,732,960
  Investment securities:
    Taxable                                       8,378,073   10,261,310
    Tax-exempt                                      409,942      552,462
  Federal funds sold and other                      167,947      280,568
                                                 ----------   ----------
      Total interest income                      10,572,825   12,827,300
Interest expense on deposits (note 6)             3,180,943    4,394,217
                                                 ----------   ----------
      Net interest income                         7,391,882    8,433,083
Reduction of allowance for loan losses
  (note 4)                                         (587,000)          --
                                                 ----------   ----------
      Net interest income after reduction
        of allowance for loan losses              7,978,882    8,433,083
                                                 ----------   ----------
Noninterest income:
  Service charges on deposit accounts             1,087,535    1,067,223
  Trust fees                                         59,734       55,284
  Other (note 8)                                    120,960      242,131
                                                 ----------   ----------
      Total noninterest income                    1,268,229    1,364,638
                                                 ----------   ----------
Noninterest expense:
  Salaries and employee benefits                  2,238,280    2,391,239
  Occupancy                                         395,793      280,772
  Federal insurance premiums                        301,111      293,657
  Equipment                                         267,442      224,160
  Data processing                                   208,677      196,534
  Other operating                                   769,800      708,432
                                                 ----------   ----------
      Total noninterest expense                   4,181,103    4,094,794
                                                 ----------   ----------
      Earnings before income tax expense          5,066,008    5,702,927
Income tax expense (note 7)                       1,591,784    1,765,294
                                                 ----------   ----------
      Net earnings                              $ 3,474,224    3,937,633
                                                ===========   ==========

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                 Statements of Changes in Stockholders' Equity

                    Years ended December 31, 1993 and 1992



                                                                      Total
                             Common                    Undivided   stockholders'
                             stock        Surplus       profits       equity
                             -----        -------       -------       ------
Balance, December 31, 1991   $2,000,000   2,000,000   31,688,413    35,688,413

Net earnings for 1992                --          --    3,937,633     3,937,633

Cash dividends paid
 ($1.25 per share)                   --          --     (100,000)     (100,000)
                              ---------   ---------   ----------    ----------
Balance, December 31, 1992   $2,000,000   2,000,000   35,526,046    39,526,046

Net earnings for 1993                --          --    3,474,224     3,474,224

Cash dividends paid
 ($288.57 per share)
  (note 10)                          --          --  (23,085,600)  (23,085,600)
                              ---------   ---------   ----------    ----------

Balance, December 31, 1993    2,000,000   2,000,000   15,914,670    19,914,670
                              =========   =========   ==========    ==========

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                           Statements of Cash Flows

                     Years ended December 31, 1993 and 1992

                                                                                               1993             1992
                                                                                               ----             ----
Reconciliation of net earnings to net cash
  provided by operating activities:
    Net earnings                                                                         $  3,474,224         3,937,633
    Adjustments to reconcile net earnings to
     net cash provided by operating activities:
      Depreciation                                                                            305,326           223,666
      Reduction of allowance for loan losses                                                 (587,000)               --
      Deferred federal income tax expense                                                     176,012            45,348
      Increase in federal income tax receivable                                              (144,227)               --
      Increase in other assets                                                                (16,604)         (121,190)
      Decrease in accrued interest receivable                                                 287,824           206,443
      Decrease in accrued interest payable                                                    (51,784)         (326,657)
      Decrease in other liabilities                                                           (40,168)          (27,018)
      Decrease in current federal income taxes                                                (74,421)          (34,011)
      Net accretion of discount on investment securities                                      (75,540)          (65,711)
      Loss (gain) on sale of other real estate owned                                           (1,065)            4,859
                                                                                         ------------      ------------
         Net cash provided by operating activities                                          3,252,577         3,843,362
                                                                                         ------------      ------------
Cash flows from investing activities:
  Proceeds from maturities or principal repayments of
   investment securities                                                                   58,421,588        41,277,064
  Purchase of investment securities                                                       (49,414,551)      (39,917,944)
  Net increase in loans                                                                      (436,634)         (711,517)
  Recoveries on loans charged off                                                              21,244            36,206
  Purchases and construction of premises and equipment                                       (608,030)       (1,895,451)
  Net proceeds from sales of other real estate owned                                           17,655           101,376
                                                                                         ------------      ------------
         Net cash provided by (used in) investing activities                                8,001,272        (1,110,266)
                                                                                         ------------      ------------
Cash flows from financing activities:
  Dividends paid                                                                          (23,085,600)         (100,000)
  Net increase in deposits                                                                  2,472,563           270,212
                                                                                         ------------      ------------
         Net cash provided by (used in) financing activities                              (20,613,037)          170,212
                                                                                         ------------      ------------
         Net increase (decrease) in cash and cash equivalents                              (9,359,188)        2,903,308
Cash and cash equivalents at beginning of year                                             16,477,509        13,574,201
                                                                                         ------------      ------------
Cash and cash equivalents at end of year                                                 $  7,118,321        16,477,509
                                                                                         ============      ============
Supplemental schedule of cash flows:
  Interest paid                                                                          $  3,233,000         4,721,000
  Income taxes paid                                                                         1,634,000         1,754,000
                                                                                         ============      ============

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1993 and 1992


   (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting and reporting policies of The First National Bank of Bay City (the Bank) conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of these policies.

       INVESTMENT SECURITIES

       Investment securities are recorded at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts on investment securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method with the amortization or accretion effect of prepayments related to mortgage-backed securities being adjusted as prepayments are received. Gains and losses on the sale of investment securities are recognized on realization using the specific identification method. Temporary changes in the market values of the investment securities are not recognized as the Bank expects to hold these securities to maturity.

       In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115 (Statement 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement provides for the use of the amortized cost method for investments in debt securities when management has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not expected to be held to maturity and equity securities that have readily determinable fair values are to be classified as trading or available for sale and measured at fair value in the statement of financial position. Unrealized gains and losses on securities classified as trading securities are to be included in the statement of operations. Unrealized gains and losses on securities classified as available for sale are to be reported as a separate component of stockholders' equity. The statement is effective for fiscal years beginning after December 15, 1993. Statement 115 was adopted by the Bank on January 1, 1994. The adoption of Statement 115 did not have a material effect on the financial statements of the Bank.

       LOANS

       Unearned interest on loans is recognized as income over the terms of the related loans using the interest method. Interest on other loans is accrued using applicable interest rates on the daily balances of outstanding principal.

       Management continually reviews the loan portfolio to identify loans which, with respect to principal or interest, have or may become collection problems. When a loan, in management's judgment, becomes doubtful as to the collection of accrued interest income, it is placed on a nonaccrual status. Interest payments received on nonaccrual loans are recognized as income on a cash basis.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


     ALLOWANCE FOR LOAN LOSSES

     A provision for loan losses or a reduction of the allowance for loan losses is charged (credited) to income as deemed necessary by management to maintain the allowance for loan losses at an amount considered adequate to absorb known or possible loan losses in the portfolio. The provision or reduction of the allowance is determined based on management's evaluation of the loan portfolio, giving consideration to existing economic conditions, changes in the loan portfolio, historical loan loss factors and other relevant information. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or reduce the allowance based on their judgments about information available to them at the time of their examination.

     Loans are charged against the allowance for loan losses when management believes the collection of principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

     PREMISES AND EQUIPMENT

     Premises and equipment are recorded at cost, net of accumulated depreciation. Expenditures for improvements which extend the service lives of the assets are capitalized. Repairs and maintenance are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Any gain or loss resulting from disposition of equipment is reflected in earnings.

     Other Real Estate Owned

     Other real estate owned is recorded at the lower of cost (loan balance plus accrued interest receivable) or fair value less estimated selling costs at the date of foreclosure. Fair value is determined by reference to independent third-party appraisals. Subsequently, fair value less estimated selling costs is compared to recorded cost and write-downs are recorded through a charge to expense, if required. Expenses incurred relating to real estate owned are recognized during the period incurred. Rental income is recognized in the period earned.

     Income Taxes

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Bank adopted Statement 109 effective January 1, 1993. The effect of the adoption of Statement 109 was not material.
                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


    Pursuant to the deferred method, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

    PENSION PLAN

    The Bank has a defined benefit pension plan covering substantially all employees. The Bank makes annual contributions to the plan equal to the minimum funding requirement under ERISA. Net periodic pension income and costs are based on the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

    TRUST ASSETS

    Assets held by the trust department of the Bank in fiduciary or agency capacities are not assets of the Bank and are not included in the balance sheets.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and due from banks, including interest-bearing deposits, and federal funds sold. Federal funds sold generally have one-day maturities.

(2) CASH AND DUE FROM BANKS

    The Bank is required to maintain daily reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements at December 31, 1993 and 1992 were approximately $1,194,000 and $3,882,000, respectively.

(3) INVESTMENT SECURITIES

    Carrying amounts and approximate market values of investment securities at December 31, 1993 are as follows:

                                                         Gross       Gross     Approximate
                                           Carrying    unrealized  unrealized     market
                                            amount       gains       losses       value
                                         ------------  ----------  ----------  -----------
    U.S. Treasury securities             $  8,506,122      84,190         --     8,590,312
    U.S. government agencies               57,530,365   1,382,422   (116,563)   58,796,224
    Obligations of state and political
      subdivisions                          8,246,121     199,272    (60,134)    8,385,259
    U.S. government agency
      mortgage-backed securities           50,048,931   1,118,811   (131,902)   51,035,840
    Other                                   1,850,800      20,000         --     1,870,800
                                         ------------   ---------   --------   -----------
                                         $126,182,339   2,804,695   (308,599)  128,678,435
                                         ============   =========   ========   ===========

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS

Carrying amounts and approximate market values of investment securities at December 31, 1992 are as follows:

                                                          Gross       Gross      Approximate
                                           Carrying     unrealized  unrealized     market
                                            amount        gains       losses       value
                                        -------------   ----------  -----------  -----------
    U.S. Treasury securities              $ 8,511,997      114,409         --      8,626,406
    U.S. government agencies               60,539,094    1,785,777    (40,072)    62,284,799
    Obligations of state and political
      subdivisions                          7,971,539      189,711     (2,963)     8,158,287
    U.S. government agency
      mortgage-backed securities           54,270,240    2,146,973    (83,669)    56,333,544
    Other                                   3,820,966       17,203         --      3,838,169
                                        -------------    ---------   --------    -----------
                                        $ 135,113,836    4,254,073   (126,704)   139,241,205
                                        =============    =========   ========    ===========

    The carrying amount and approximate market value of investment securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                               Approximate
                                                                  Carrying       market
                                                                   amount        value
                                                                ------------   -----------
    Due in one year or less                                     $ 22,657,759    22,951,201
    Due after one year through five years                         46,298,728    47,589,263
    Due after five years through ten years                         4,948,838     4,899,993
    Due after ten years through twenty years                       1,377,283     1,351,339
                                                                ------------   -----------
                                                                  75,282,608    76,791,796
    Mortgage-backed securities and other                          50,899,731    51,886,639
                                                                ------------   -----------
                                                                $126,182,339   128,678,435
                                                                ============   ===========

    Securities with a carrying value of approximately $9,230,000 and $14,610,000 at December 31, 1993 and 1992, respectively, were pledged to secure public deposits.

(4) LOANS

    Loans at December 31, 1993 and 1992 are as follows:


                                                                   1993          1992
                                                                -----------   ----------
       Commercial                                               $ 6,582,710    6,137,871
       Real estate                                                8,526,908    8,544,115
       Installment                                                4,862,256    4,910,148
       Other                                                         86,073       47,623
                                                                -----------   ----------
                                                                 20,057,947   19,639,757
       Less unearned discount                                       386,710      398,571
                                                                -----------   ----------
                                                                $19,671,237   19,241,186
                                                                ===========   ==========

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


All loans to executive officers and directors and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balances of direct and indirect personal borrowings of directors and executive officers as of December 31, 1993 and 1992 were approximately $342,000 and $398,000, respectively.

Loans on nonaccrual at December 31, 1993 and 1992 totaled approximately $82,000 and $112,000, respectively. The gross interest income that would have been recorded in 1993 and 1992 had the nonaccrual loans at December 31, 1993 and 1992 been current in accordance with their original terms were approximately $9,000 and $16,000, respectively. There was no interest income actually recorded on such loans in 1993, and approximately $2,000 was recorded on such loans in 1992.

The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 1993 and 1992:

                                                          1993       1992
                                                        ---------   -------
  Balance at beginning of year                          $ 913,440   946,126
  Reduction of allowance                                 (587,000)       --
  Loans charged off                                        (6,583)  (68,892)
  Recoveries                                               21,244    36,206
                                                        ---------   -------
  Balance at end of year                                $ 341,101   913,440
                                                        =========   =======

During 1993, the Bank's primary regulator directed that the Bank's allowance for loan losses be reduced by $587,000. Management believes that the allowance for loan losses is adequate based on management's evaluation of the loan portfolio and other factors.

In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

The Bank enters into contractual commitments to extend credit, with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Bank's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with all commitments to extend credit in determining the level of the allowance for loan losses.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS

Outstanding commitments and letters of credit at December 31, 1993 and 1992 are approximately as follows:

                                                        1993        1992
                                                     ----------   ---------
        Commitments to extend credit                 $4,140,000   2,342,000
        Letters of credit                               470,000     163,000
                                                     ==========   =========

(5) PREMISES AND EQUIPMENT

    Premises and equipment, at cost, and related accumulated depreciation at December 31, 1993 and 1992 are as follows:


                                        Estimated
                                       useful life           1993        1992
                                       ------------       ----------   ---------
      Land                                       --       $  317,876     317,876
      Bank premises                    5 - 20 years        3,644,275   3,288,795
      Furniture, fixtures and
        equipment                      5 - 20 years        1,492,939   1,313,755
                                       ============       ----------   ---------
                                                           5,455,090   4,920,426
      Less accumulated depreciation                        2,380,144   2,148,184
                                                          ----------   ---------
                                                          $3,074,946   2,772,242
                                                          ==========   =========

    In October 1991, the Bank entered into a construction contract for the expansion of the bank premises. In December 1992, the related assets were placed into service as the construction was considered to be substantially complete.

(6) INTEREST-BEARING DEPOSITS

    Interest-bearing deposits at December 31, 1993 and 1992 are as follows:

                                                          1993           1992
                                                      ------------   -----------
      Savings deposits                                $  5,635,246     5,330,852
      Money market accounts                             30,033,204    26,856,806
      NOW accounts                                      22,925,990    25,317,457
      Certificates of deposit less than $100,000        27,388,444    28,298,666
      Certificates of deposit of $100,000 or more       28,121,027    28,789,952
                                                      ------------   -----------
                                                      $114,103,911   114,593,733
                                                      ============   ===========

    Interest expense on certificates of deposit of $100,000 or more was approximately $957,000 and $1,361,000 for the years ended December 31, 1993 and 1992, respectively.


                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


(7) INCOME TAXES

    As discussed in note 1, the Bank adopted Statement 109 as of January 1, 1993. The effect of the adoption of Statement 109 was not material. Prior years' financial statements have not been restated to apply the provisions of Statement 109. The components of federal income tax expense for the years ended December 31, 1993 and 1992 are as follows:

                                                            1993        1992
                                                         ----------   ---------
           Current                                       $1,415,772   1,719,946
           Deferred                                         176,012      45,348
                                                         ----------   ---------
                                                         $1,591,784   1,765,294
                                                         ==========   =========

    The income tax expense for the years ended December 31, 1993 and 1992 is less than the amount computed by applying the federal income tax rate of 34% to earnings before income tax expense. The reasons for these differences are as follows:


                                                            1993        1992
                                                         ----------   ---------
        Computed "expected" tax                          $1,722,443   1,938,995
        Increase (reduction) in taxes resulting from:
          Tax-exempt interest                              (138,384)   (186,414)
          Other, net                                          7,725      12,713
                                                         ----------   ---------
                                                         $1,591,784   1,765,294
                                                         ==========   =========

    Significant temporary differences that give rise to the deferred tax liabilities as of December 31, 1993 are as follows:


              Loans, due to the allowance for loan losses             $155,875
              Bank premises and equipment, due to
                depreciation                                            28,370
              Net periodic pension income                              169,100
              Other                                                     (1,760)
                                                                      --------
                        Deferred tax liability                        $351,585
                                                                      ========

    As reported in 1992, deferred federal income tax expense resulted from timing differences in the recognition of revenue and expense items for income tax and financial statement purposes. The sources of deferred income taxes for the year ended December 31, 1992 and their tax effects are as follows:

        Net periodic pension income                                   $ 76,331
        Depreciation expense                                           (37,721)
        Other, net                                                       6,738
                                                                      --------
                                                                      $ 45,348
                                                                      ========

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS



(8) Pension Plan

    The Bank has a defined benefit pension plan covering substantially all full-time employees with one or more years of service. The benefits are based on years of service and average compensation during the last five years of employment. The general funding policy is to contribute annually the amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. No contributions were made in 1993 or 1992 due to the funded status of the plan.

    The following table sets forth the plan's funded status and related amounts that were recognized in the accompanying financial statements in 1993 and 1992:

                                                                       1993          1992
                                                                    -----------   ----------
    Actuarial present value of benefit obligations - accumulated benefit obligations, including vested benefits
       of $2,486,894 in 1993 and $2,474,759 in 1992                 $ 2,501,239    2,503,563
                                                                    ===========   ==========
    Plan assets at fair value                                         4,085,143    3,962,972
    Projected benefit obligation for service rendered to date        (3,235,105)  (3,284,569)
                                                                    -----------   ----------
             Plan assets in excess of projected benefit
              obligation                                                850,038      678,403

    Unrecognized net gain from past experience different
       from that assumed                                                653,167      860,442
    Unrecognized net transitional asset at transition date
       being recognized over 15 years                                (1,005,851)  (1,106,436)
                                                                    -----------   ----------
             Prepaid pension cost                                   $   497,354      432,409
                                                                    ===========   ==========

    Net pension costs for 1993 and 1992 included the
       following components:
         Service costs - benefits earned during the period              139,452      106,431
         Interest cost on projected benefit obligation                  221,095      204,151
         Expected return on plan assets                                (570,638)    (341,627)
         Net amortization and deferral                                  145,146      (96,767)
                                                                    -----------     --------
             Net periodic pension expense (income)                  $   (64,945)    (127,812)
                                                                    ===========     ========

    Assumptions used in accounting for the pension plan as of December 31, 1993 and 1992 were:

                                                                           1993     1992
                                                                           ----     ----
        Weighted average discount rates                                    6.75%    7.50%
        Rates of increase in compensation levels                           5.00     5.00
        Expected long-term rate of return on assets                        9.00     9.00
                                                                           ====     ====

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires that the Bank disclose estimated fair values for its financial instruments.

    The fair values estimates, methods and assumptions used are set forth below for the Bank's financial instruments:

                                          December 31, 1993           December 31, 1992
                                          -----------------           -----------------
                                     Carrying value   Fair value  Carrying value  Fair value
                                     --------------   ----------  --------------  ----------
    Financial assets:
      Cash and cash equivalents       $  7,118,321     7,118,321    16,477,509    16,477,509
      Investment securities            126,182,339   128,678,435   135,113,836   139,241,205
      Loans, net                        19,330,136    19,350,000    18,327,746    18,350,000
    Financial liabilities:
      Deposits                         137,476,794   137,673,000   135,004,231   135,305,000
    Off-balance sheet instruments:
      Commitments to extend
       credit                                   --     4,140,000            --     2,342,000
      Letters of credit                         --       470,000            --       163,000
                                     ==============   ==========  ==============  ==========

    CASH AND CASH EQUIVALENTS

    Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

    INVESTMENT SECURITIES

    The fair values of investment securities are estimated based on quoted market prices from investment dealers and companies. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    LOANS

    The fair value of loans is estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer. The fair value of loans is estimated using factors that reflect the credit and interest rate risk in these loans.

    DEPOSITS

    The fair value of deposits with short-term or no stated maturity, such as checking, savings, NOW accounts and money market accounts, is equal to the amounts payable as of December 31, 1993 and 1992. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


     COMMITMENTS TO EXTEND CREDIT
       AND LETTERS OF CREDIT

     The fair value of commitments to extend credit and letters of credit are estimated using current interest rates and committed rates.

(10) STOCKHOLDERS' EQUITY

     During 1993, the Board of Directors, after obtaining appropriate regulatory approval, declared and paid dividends totaling $288.57 per share of common stock outstanding.

     On January 11, 1994, the Board of Directors declared a dividend of $20.15 per share of common stock outstanding for the stockholders of record on that date. The dividends totaling $1,612,000 were paid on January 14, 1994.

(11) Contingencies

     The Bank is involved in certain claims and litigation occurring in the normal course of business. Management, after reviewing these claims and litigation and on the advice of independent legal counsel, believes that the resulting aggregate liability, if any, will not be material to the financial position of the Bank.

                          Independent Auditors' Report
                          ----------------------------



The Board of Directors
The First National Bank of Bay City:


We have audited the accompanying balance sheets of The First National Bank of Bay City as of December 31, 1992 and 1991 and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Bay City at December 31, 1992 and 1991 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



March 19, 1993

                      THE FIRST NATIONAL BANK OF BAY CITY

                                Balance Sheets

                          December 31, 1992 and 1991


                      Assets                            1992           1991
                      ------                            ----           ----
Cash and due from banks, including interest-bearing
  deposits (note 2)                                 $  8,352,509     6,124,201
Federal funds sold                                     8,125,000     7,450,000
                                                    ------------   -----------
    Cash and cash equivalents                         16,477,509    13,574,201
Investment securities (note 3)                       135,113,836   136,407,245
Loans, net of unearned discount                       19,241,186    18,598,561
  Less allowance for loan losses                         913,440       946,126
                                                    ------------   -----------
    Net loans (note 4)                                18,327,746    17,652,435
Premises and equipment, net of accumulated
  depreciation (note 5)                                2,772,242     1,100,457
Accrued interest receivable                            1,986,660     2,193,103
Other assets (note 8)                                    575,329       560,374
                                                    ------------   -----------
                                                    $175,253,322   171,487,815
                                                    ============   ===========

    Liabilities and Stockholders' Equity
    ------------------------------------

Liabilities:
  Deposits:
    Noninterest-bearing                             $ 20,410,498    18,690,857
    Interest-bearing (note 6)                        114,593,733   116,043,162
                                                    ------------   -----------
      Total deposits                                 135,004,231   134,734,019

  Accrued interest payable                               350,132       676,789
  Current federal income taxes                            74,421       108,432
  Deferred federal income taxes                          175,573       130,225
  Other liabilities                                      122,919       149,937
                                                    ------------   -----------
      Total liabilities                              135,727,276   135,799,402
                                                    ------------   -----------
Stockholders' equity (note 10):
  Common stock, par value $25.  Authorized,
    issued and outstanding 80,000 shares               2,000,000     2,000,000
  Surplus                                              2,000,000     2,000,000
  Undivided profits                                   35,526,046    31,688,413
                                                    ------------   -----------
      Total stockholders' equity                      39,526,046    35,688,413

Commitments and contingencies (notes 4, 5, 8
  and 11)                                           ------------   -----------
                                                    $175,253,322   171,487,815
                                                    ============   ===========

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                            Statements of Earnings

                    Years ended December 31, 1992 and 1991


                                              1992           1991
                                              ----           ----

Interest income:
  Loans, including fees (note 4)          $ 1,732,960      1,961,605
  Investment securities:
   Taxable                                 10,261,310     10,223,084
   Tax-exempt                                 552,462        541,724
  Federal funds sold and other                280,568        671,469
                                           ----------     ----------
      Total interest income                12,827,300     13,397,882

Interest expense on deposits (note 6)       4,394,217      6,563,882
                                           ----------     ----------
      Net interest income                   8,433,083      6,833,990

Provision for loan losses (note 4)                --             --
                                           ----------     ----------

      Net interest income after
       provision for loan losses            8,433,083      6,833,990
                                           ----------     ----------

Noninterest income:
  Service charges on deposit accounts       1,067,223        974,524
  Trust fees                                   55,284         61,369
  Other (note 8)                              242,131        201,406
                                           ----------     ----------
      Total noninterest income              1,364,638      1,237,299
                                           ----------     ----------

Noninterest expense:
  Salaries and employee benefits            2,391,239      2,146,775
  Occupancy                                   280,772        249,980
  Equipment                                   224,160        198,091
  Data processing                             196,534        181,179
  Other operating                           1,002,089      1,154,219
                                           ----------     ----------
      Total noninterest expense             4,094,794      3,930,244
                                           ----------     ----------

      Earnings before income tax expense    5,702,927      4,141,045

Income tax expense (note 7)                 1,765,294      1,308,547
                                           ----------     ----------
      Net earnings                        $ 3,937,633      2,832,498
                                           ==========     ==========



See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    Years ended December 31, 1992 and 1991

                                                                                Total
                                   Common                      Undivided    stockholders'
                                    stock        Surplus        profits        equity
                                    -----        -------        -------        ------
Balance, December 31, 1990       $2,000,000     2,000,000      28,955,915     32,955,915
Net earnings for 1991                    --            --       2,832,498      2,832,498
Cash dividends paid
     ($1.25 per share)                   --            --        (100,000)      (100,000)
                                  ---------     ---------      ----------     ----------
Balance, December 31, 1991        2,000,000     2,000,000      31,688,413     35,688,413
Net earnings for 1992                    --            --       3,937,633      3,937,633
Cash dividends paid
     ($1.25 per share)                   --            --        (100,000)      (100,000)
                                 ----------     ---------      ----------     ----------
Balance, December 31, 1992       $2,000,000     2,000,000      35,526,046     39,526,046
                                 ==========     =========      ==========     ==========

See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                           Statements of Cash Flows

                    Years ended December 31, 1992 and 1991


                                                                       1992         1991
                                                                   -----------   -----------
Reconciliation of net earnings to net cash
  provided by operating activities:
    Net earnings                                                   $ 3,937,633     2,832,498
    Adjustments to reconcile net earnings to
      net cash provided by operating activities:
        Depreciation                                                   223,666       169,185
        Deferred federal income tax expense                             45,348        16,262
        Write-down of other real estate owned                               --        57,068
        Increase in other assets                                      (121,190)      (75,254)
        Decrease (increase) in accrued interest receivable             206,443       (34,144)
        Decrease in accrued interest payable                          (326,657)     (134,201)
        Increase (decrease) in other liabilities                       (27,018)       92,952
        Increase (decrease) in current federal income taxes payable    (34,011)       44,126
        Net accretion of discount on investment securities             (65,711)      (76,374)
        Loss (gain) on sale of other real estate owned                   4,859       (11,966)
                                                                   -----------   -----------
          Total adjustments                                            (94,271)       47,654
                                                                   -----------   -----------
          Net cash provided by operating activities                  3,843,362     2,880,152
                                                                   -----------   -----------
 Cash flows from investing activities:
   Proceeds from maturities or principal repayments of
     investment securities                                          41,277,064    36,953,510
   Purchase of investment securities                               (39,917,944)  (57,262,733)
   Net (increase) decrease in loans                                   (711,517)      471,751
   Recoveries on loans charged off                                      36,206        47,441
   Purchases and construction of premises and equipment             (1,895,451)     (220,982)
   Net proceeds from sales of other real estate owned                  101,376        52,407
                                                                   -----------   -----------
     Net cash used in investing activities                          (1,110,266)  (19,958,606)
                                                                   -----------   -----------
Cash flows from financing activities:
  Dividends paid                                                      (100,000)     (100,000)
  Net increase in deposits                                             270,212     6,268,958
                                                                   -----------   -----------
    Net cash provided by financing activities                          170,212     6,168,958
                                                                   -----------   -----------
    Net increase (decrease) in cash and cash equivalents             2,903,308   (10,909,496)
Cash and cash equivalents at beginning of year                      13,574,201    24,483,697
                                                                   -----------   -----------
Cash and cash equivalents at end of year                           $16,477,509    13,574,201
                                                                   ===========   ===========
Supplemental schedule of cash flows:
  Interest paid                                                    $ 4,721,000     6,698,000
  Income taxes paid                                                  1,754,000     1,157,000
                                                                   ===========   ===========
Supplemental schedule of noncash investing and
  financing activities - foreclosure and repossession
  of collateral in partial satisfaction of debt                    $        --        21,900
                                                                   ===========   ===========


See accompanying notes to financial statements.

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1992 and 1991


 (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of The First National Bank of Bay City (the Bank) conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of these policies.

     INVESTMENT SECURITIES

     Investment securities are recorded at cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts on investment securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method with the amortization or accretion effect of prepayments related to mortgage-backed securities being adjusted as prepayments are received. Gains and losses on the sale of investment securities are recognized on realization using the specific identification method. Temporary changes in the market values of the investment securities are not recognized as the Bank expects to hold these securities to maturity.

     LOANS

     Unearned interest on loans is recognized as income over the terms of the related loans on the interest method. Interest on other loans is accrued using applicable interest rates on the daily balances of outstanding principal.

     Management continually reviews the loan portfolio to identify loans which, with respect to principal or interest, have or may become collection problems. When a loan, in management's judgment, becomes doubtful as to the collection of accrued interest income, it is placed on a nonaccrual status. Interest payments received on nonaccrual loans are recognized as income on a cash basis.

     PROVISION AND ALLOWANCE FOR LOAN LOSSES

     A provision for loan losses is charged to income as deemed necessary by management to maintain the allowance for loan losses at an amount considered adequate to absorb known or possible loan losses in the portfolio. The provision is determined based on management's evaluation of the loan portfolio, giving consideration to existing economic conditions, changes in the loan portfolio, historical loan loss factors and other relevant information. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

     Loans are charged against the allowance for loan losses when management believes the collection of principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


     PREMISES AND EQUIPMENT

     Premises and equipment are recorded at cost, net of accumulated depreciation. Expenditures for improvements which extend the service lives of the assets are capitalized. Repairs and maintenance are charged to expense as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Any gain or loss resulting from disposition of equipment is reflected in earnings.

     OTHER REAL ESTATE OWNED

     Other real estate owned is recorded at the lower of cost (loan balance plus accrued interest receivable) or fair value less estimated selling costs at the date of foreclosure. Fair value is determined by reference to independent third-party appraisals. Subsequently, fair value less estimated selling costs is compared to recorded cost and write-downs are recorded through a charge to expense, if required. Expenses incurred relating to real estate owned are recognized during the period incurred. Rental income is recognized in the period earned.

     INCOME TAXES

     Different accounting methods have been used for financial and income tax reporting purposes, principally related to depreciation of premises and equipment and provision for loan losses. Deferred income taxes have been provided on such differences.

     The Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes," which requires the "asset and liability method" of income tax accounting which bases the amount of current and future taxes payable on the events recognized in the financial statements and on tax laws existing at the balance sheet date. Statement 109 is effective for fiscal years beginning after December 15, 1992. When adopted, the statement allows restatement of prior periods or recognition of the cumulative effect as a line item in the current year's income statement. The Bank will adopt Statement 109 in 1993 and will report the cumulative effect of that change of accounting for income taxes in the 1993 statement of earnings. The effect of the adoption of Statement 109 is not material.

     The state of Texas franchise tax owed is, in part, a designated percentage of adjusted taxable income, payable annually. Although the franchise tax is paid subsequent to year-end, the portion of the franchise tax attributable to the Bank's earnings is required to be accrued in the fiscal year the earnings are recognized.

     PENSION PLAN

     The Bank has a defined benefit pension plan, covering substantially all employees. The Bank makes annual contributions to the plan equal to the minimum funding requirement under ERISA. Net periodic pension income and costs are based on the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

     TRUST ASSETS

     Assets held by the trust department of the Bank in fiduciary or agency capacities are not assets of the Bank and are not included in the balance sheets.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


       CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include cash and due from banks, including interest-bearing deposits, and federal funds sold. Federal funds sold generally have one-day maturities.

(2)    CASH AND DUE FROM BANKS

       The Bank is required to maintain daily reserve balances in accordance with Federal Reserve Board requirements. The reserve balances maintained in accordance with such requirements at December 31, 1992 and 1991 were approximately $3,882,000 and $1,673,000, respectively.


(3)    INVESTMENT SECURITIES

       Carrying amounts and approximate market values of investment securities at December 31, 1992 are as follows:


                                                                         Gross             Gross         Approximate
                                                         Carrying      unrealized        unrealized         market
                                                          amount         gains             losses            value
                                                      -------------    ----------        ----------      -----------
       U.S. Treasury securities                       $  8,511,997        114,409              --          8,626,406
       U.S. Government agencies                         60,539,094      1,785,777         (40,072)        62,284,799
       Obligations of state and political
         subdivisions                                    7,971,539        189,711          (2,963)         8,158,287
       Mortgage-backed securities                       54,270,240      2,146,973         (83,669)        56,333,544
       Other                                             3,820,966         17,203              --          3,838,169
                                                      ------------      ---------        --------        -----------
                                                      $135,113,836      4,254,073        (126,704)       139,241,205
                                                      ============      =========        ========        ===========

Carrying amounts and approximate market values of investment securities at December 31, 1991 are as follows:


                                                                         Gross             Gross         Approximate
                                                         Carrying      unrealized        unrealized         market
                                                          amount         gains             losses            value
                                                      ------------     ----------        ----------      -----------
       U.S. Treasury securities                       $  2,008,061         20,376              --          2,028,437
       U.S. Government agencies                         55,092,439      2,388,891         (76,978)        57,404,352
       Obligations of state and political
         subdivisions                                    9,479,508        175,553         (28,206)         9,626,855
       Mortgage-backed securities                       64,704,151      3,583,494            (442)        68,287,203
       Other                                             5,123,086         32,314              --          5,155,400
                                                      ------------      ---------        --------        -----------
                                                      $136,407,245      6,200,628        (105,626)       142,502,247
                                                      ============      =========        ========        ===========

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         Notes to Financial Statements


     The carrying amount and approximate market value of investment securities at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Approximate
                                                        Carrying        market
                                                         amount         value
                                                         ------         -----
     Due in one year or less                          $ 20,718,941    21,125,732
     Due after one year through five years              54,421,641    55,815,585
     Due after five years through ten years              4,883,014     5,146,344
                                                      ------------   -----------
                                                        80,023,596    82,087,661
     Mortgage-backed securities and other               55,090,240    57,153,544
                                                      ------------   -----------
                                                      $135,113,836   139,241,205
                                                      ============   ===========

     Securities with a carrying value of approximately $14,610,000 and $13,302,000 at December 31, 1992 and 1991, respectively, were pledged to secure public deposits.

(4)  LOANS

     Loans at December 31, 1992 and 1991 are as follows:


                                                             1992        1991
                                                             ----        ----
         Commercial                                      $ 6,137,871   6,311,100
         Real estate                                       8,544,115   7,565,111
         Installment                                       4,910,148   5,156,598
         Other                                                47,623      67,635
                                                         -----------  ----------
                                                          19,639,757  19,100,444
         Less unearned discount                              398,571     501,883
                                                         -----------  ----------
                                                         $19,241,186  18,598,561
                                                         ===========  ==========

     All loans to executive officers and directors and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balances of direct and indirect personal borrowings of directors and officers as of December 31, 1992 and 1991 were approximately $398,000 and $476,000, respectively.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         Notes to Financial Statements


Loans on nonaccrual at December 31, 1992 and 1991 totaled approximately $112,000 and $88,000, respectively. The gross interest income that would have been recorded in 1992 and 1991 had the nonaccrual loans at December 31, 1992 and 1991 been current in accordance with their original terms were approximately $16,000 and $19,000, respectively. The amount of interest income actually recorded on such loans in 1992 and 1991 was approximately $2,000 and $11,000, respectively.

The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 1992 and 1991:

                                           1992         1991
Balance at beginning of year             $946,126     966,376
Loans charged off                         (68,892)    (67,691)
Recoveries                                 36,206      47,441
                                          -------     -------
Balance at end of year                   $913,440     946,126
                                          =======     =======

In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

The Bank enters into contractual commitments to extend credit, with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Bank's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with all commitments to extend credit in determining the level of the allowance for loan losses.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.


                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


     Outstanding commitments and letters of credit at December 31, 1992 and 1991 are approximately as follows:


                                                          1992           1991
                                                          ----           ----
               Commitments to extend credit            $2,342,000      1,846,000
               Letters of credit                          163,000        155,000
                                                       ==========      =========

(5)  PREMISES AND EQUIPMENT

     Premises and equipment, at cost, and related accumulated depreciation at December 31, 1992 and 1991 are as follows:


                                             Estimated
                                             useful life       1992       1991
                                             -----------       ----       ----
               Land                                    --  $  317,876    296,875
               Bank premises                 5 - 20 years   3,288,795  1,648,267
               Furniture, fixtures and
                equipment                    5 - 20 years   1,313,755  1,096,481
               Construction in progress                --          --    168,000
                                             ============  ----------  ---------
                                                            4,920,426  3,209,623
               Less accumulated depreciation                2,148,184  2,109,166
                                                           ----------  ---------
                                                           $2,772,242  1,100,457
                                                           ==========  =========

     In October 1991, the Bank entered into a construction contract for the expansion of the bank premises. In December 1992, the related assets were placed into service as the construction was considered to be substantially complete. Commitments remaining under the construction contract at December 31, 1992 totaled approximately $493,000.

(6)  INTEREST-BEARING DEPOSITS

     Interest-bearing deposits at December 31, 1992 and 1991 are as follows:


                                                          1992           1991
                                                          ----           ----
               Savings deposits                      $  5,330,852      4,256,040
               Money market accounts                   26,856,806     26,621,735
               NOW accounts                            25,317,457     23,578,465
               Certificates of deposit less
                  than $100,000                        28,298,666     29,686,118
               Certificates of deposit of
                  $100,000 or more                     28,789,952     31,900,804
                                                     ------------    -----------
                                                     $114,593,733    116,043,162
                                                     ============    ===========

     Interest expense on certificates of deposit of $100,000 or more was approximately $1,361,000 and $2,263,000 for the years ended December 31, 1992 and 1991, respectively.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         Notes to Financial Statements

(7) Income Taxes

    The components of income tax expense for the years ended December 31, 1992 and 1991 are as follows:


                                                           1992         1991
                                                           ----         ----
   Federal:
     Current                                            $1,719,946   1,201,431
     Deferred                                               45,348      16,262
     State of Texas earned surplus tax                          --      90,854
                                                         ---------   ---------
                                                        $1,765,294   1,308,547
                                                         =========   =========

    The income tax expense for the years ended December 31, 1992 and 1991 is less than the amount computed by applying the federal income tax rate of 34% to earnings before income tax expense. The reasons for these differences are as follows:


                                                           1992        1991
                                                           ----        ----
   Computed "expected" tax                              $1,938,995   1,407,955
   Increase (reduction) in taxes resulting from:
     Tax-exempt interest                                  (186,414)   (184,220)
     State of Texas earned surplus tax                          --      59,964
     Other, net                                             12,713      24,848
                                                         ---------   ---------
                                                        $1,765,294   1,308,547
                                                         =========   =========

    Deferred income tax expense results from timing differences in the recognition of revenue and expense items for income tax and financial statement purposes. The sources of deferred income taxes for the years ended December 31, 1992 and 1991 and their tax effects are as follows:

                                                           1992         1991
                                                           ----         ----
   Net periodic pension income                          $  76,331      25,681
   State of Texas earned surplus tax
      deductible when paid                                     --     (30,890)
   Depreciation expense                                   (37,721)     (6,538)
   Other, net                                               6,738      28,009
                                                         --------    --------
                                                        $  45,348      16,262
                                                         ========    ========

(8) Pension Plan

    The Bank has a defined benefit pension plan covering substantially all full-time employees with one or more years of service. The benefits are based on years of service and average compensation during the last five years of employment. The general funding policy is to contribute annually the amount deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. No contributions were made in 1992 or 1991 due to the funded status of the plan.
                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


The following table sets forth the plan's funded status and related amounts that were recognized in the accompanying financial statements in 1992 and 1991:

                                                                            1992         1991
                                                                        -----------   ----------
Actuarial present value of benefit obligations - accumulated benefit obligations, including vested benefits
 of $2,474,759 in 1992 and $2,119,821 in 1991                           $ 2,503,563    2,136,485
                                                                        ===========   ==========
Plan assets at fair value                                                 3,962,972    3,804,942
Projected benefit obligation for service rendered to date                (3,284,569)  (2,731,095)
                                                                        -----------   ----------
    Plan assets in excess of projected benefit obligation                   678,403    1,073,847
Unrecognized net gain from past experience different
 from that assumed                                                          860,442      437,771
Unrecognized net transitional asset at transition date
 being recognized over 15 years                                          (1,106,436)  (1,207,021)
                                                                        -----------   ----------
    Prepaid pension cost                                                $   432,409      304,597
                                                                        ===========   ==========
Net pension costs for 1992 and 1991 included the
 following components:
  Service costs - benefits earned during the period                     $   106,431      147,174
  Interest cost on projected benefit obligation                             204,151      185,660
  Expected return on plan assets                                           (341,627)    (316,978)
  Net amortization and deferral                                             (96,767)     (91,389)
                                                                        -----------   ----------
    Net periodic pension expense (income)                               $  (127,812)     (75,533)
                                                                        ===========   ==========

Assumptions used in accounting for the pension plan as of December 31, 1992 and 1991 were:

                                                        1992       1991
                                                        ----       ----
Weighted average discount rates                         7.50%      6.75%
Rates of increase in compensation levels                5.00       5.00
Expected long-term rate of return on assets             9.00       9.00
                                                        ====       ====

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


(9)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires that the Bank disclose estimated fair values for its financial instruments.

     The fair values estimates, methods and assumptions used are set forth below for the Bank's financial instruments:


                                                         December 31, 1992
                                                     ---------------------------
                                                     Carrying value   Fair value
                                                     --------------   ----------
Financial assets:
   Cash and cash equivalents                         $ 16,477,509   16,477,509
   Investment securities                              135,113,836  139,241,205
   Loans, net                                          18,327,746   18,350,000

Financial liabilities:
   Deposits                                           135,004,231  135,305,000
Off-balance sheet instruments:
   Commitments to extend credit                                --    2,342,000

   Letters of credit                                           --      163,000
                                                     ============  ===========

CASH AND CASH EQUIVALENTS

Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

LOANS

The fair value of loans is estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate and consumer. The fair value of loans is estimated using factors that reflect the credit and interest rate risk in these loans.

INVESTMENT SECURITIES

The fair value of investment securities are estimated based on quoted market prices from investment dealers and companies. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

DEPOSITS

The fair value of deposits with short-term or no stated maturity, such as checking, savings, NOW accounts and money market accounts, is equal to the amounts payable as of December 31, 1992. The fair value of certificates of deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

                                                                     (Continued)

                      THE FIRST NATIONAL BANK OF BAY CITY

                         NOTES TO FINANCIAL STATEMENTS


     COMMITMENTS TO EXTEND CREDIT
       AND LETTERS OF CREDIT

     The fair value of commitments to extend credit and letters of credit are estimated using current interest rates and committed rates.

(10) Stockholders' Equity

     On March 9, 1993, the Board of Directors declared a dividend of $84.82 per share of common stock outstanding for the stockholders of record on that date. The dividends totaling $6,785,600 were paid on March 12, 1993.

     In addition, on March 9, 1993, a further dividend was approved by the Board of Directors. The dividend approved is to be in an amount that will reduce the Bank's total capital to asset ratio to 12%. The dividend is subject to regulatory approval by the Office of the Comptroller of the Currency.

(11) Contingencies

     The Bank is involved in certain claims and litigation occurring in the normal course of business. Management, after reviewing these claims and litigation and on the advice of independent legal counsel, believes that the resulting aggregate liability, if any, will not be material to the financial position of the Bank.

                                   APPENDIX A


                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                      AGREEMENT AND PLAN OF CONSOLIDATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 13th day of September, 1994, by and between THE FIRST NATIONAL BANK OF BAY CITY ("Bay City"), a national banking corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned bank subsidiary of Norwest will consolidate with Bay City (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Bay City of the par value of $25.00 per share ("Bay City Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) Consolidation. Subject to the terms and conditions contained herein, a wholly-owned bank subsidiary of Norwest ("Norwest Bank") will be consolidated by statutory consolidation with Bay City pursuant to the Consolidation Agreement, under the charter of Bay City, in which consolidation each share of Bay City Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined in subparagraph 1(d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing 932,700 by the total number of shares of Bay City Common Stock then outstanding.

     (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Bay City Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bay City Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Bay City Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of the shareholders of Bay City held to vote on the Consolidation.

     (d) Mechanics of Closing Consolidation. Subject to the terms and conditions set forth herein, the closing of the Consolidation shall occur on a mutually agreeable date, which date shall be not later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. The Consolidation shall be effective at 11:59 p.m. Bay City, Texas time on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States (the "Comptroller"), under the seal of his office, approving the Consolidation (the "Effective Time of the Consolidation").

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF BAY CITY. Bay City represents and warrants to Norwest as follows:

     (a) Organization and Authority. Bay City is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Bay City and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bay City has furnished Norwest true and correct copies of its articles of association and by-laws, as amended.

     (b) Bay City's Subsidiaries. Except as set forth on Schedule 2(b), Bay City does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Bay City consists of 80,000 shares of common stock, $25.00 par value, of which as of the close of business on July 12, 1994, 80,000 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Bay City Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Bay City Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 80,000. All of the outstanding shares of capital stock of Bay City have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Bay City or any Bay City Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bay City. Since

December 31, 1993 no shares of Bay City capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Bay City and since July 15, 1994, no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Bay City. The Agreement of Shareholders, dated as of September 19, 1991, among certain shareholders of Bay City has been amended to provide that its terms do not apply in any way to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and such amendment is in full force and effect and a copy thereof has been provided to Norwest.

     (d) Authorization. Bay City has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by Bay City and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Bay City. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Bay City as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of Bay City enforceable against Bay City in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Bay City of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Bay City with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bay City or any Bay City Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bay City or any Bay City Subsidiary is a party or by which it may be bound, or to which Bay City or any Bay City Subsidiary or any of the properties or assets of Bay City or any Bay City Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Bay City, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bay City or any Bay City Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bay City of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Bay City Financial Statements. The balance sheets of Bay City as of December 31, 1993 and 1992 and related statements of earnings, changes in stockholders' equity and cash flows for the two years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and the unaudited balance sheets of Bay City as of June 30, 1994 and the related unaudited statements of earnings, changes in stockholders' equity and cash flows for the six months then ended have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the financial position of Bay City at the dates and the results of operations and cash flows of Bay City for the periods stated therein.

     (f) Reports. Since December 31, 1988, Bay City has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Bay City Reports". As of their respective dates, the Bay City Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Bay City Reports have been made available to Norwest by Bay City.

     (g) Properties and Leases. Except as may be reflected in the Bay City Financial Statements and except for any lien for current taxes not yet delinquent, Bay City has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Bay City's balance sheet as of June 30, 1994 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Bay City pursuant to which Bay City, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Bay City or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Bay City's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Bay City has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Bay City for the fiscal year ended December 31, 1990, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) Bay City is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Bay City which has not been settled, resolved and fully satisfied. Bay City has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The balance sheet as of June 30, 1994 referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Bay City with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since June 30, 1994, there has been no change in the business, financial condition or results of operations of Bay City which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bay City.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), Bay City is not a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bay City);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Bay City to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Bay City may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $25,000 or more.

     (k) Litigation and Other Proceedings. Bay City has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Bay City with respect to loss contingencies as of December 31, 1993 in connection with the Bay City financial statements, and (ii) a written list of legal and regulatory proceedings filed against Bay City since said date. Bay City is not a party to any pending or, to the best knowledge of Bay City, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bay City.

     (l) Insurance. Except as set forth on Schedule 2(l), Bay City is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Bay City has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Bay City; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Bay City, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Bay City of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Bay City is not in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Bay City which reasonably could be expected to have a material adverse effect on the business or properties of Bay City.

     (n) Labor. No work stoppage involving Bay City is pending or, to the best knowledge of Bay City, threatened. Bay City is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bay City. Employees of Bay City are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Bay City, no officer or director of Bay City or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bay City.

     Schedule 2(o) sets forth a correct and complete list of any loan from Bay City to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Bay City's Board of Directors.

     (p)  Bay City Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Bay City acts as the plan sponsor as defined in ERISA
     Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Bay City are those set forth on
     Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Bay City has received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Bay City knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Plan may not have been amended to comply with the Tax Reform Act of 1986 (the "TRA") and other recent legislation and regulations, although each such Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Bay City, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Bay City, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Bay City taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Bay City under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Bay City supplied or to be supplied by Bay City for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Bay City Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Bay City's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Bay City is responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Except as set forth on Schedule 2(r), Bay City is not under any obligation, contingent or otherwise, which will survive the Consolidation by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Except for Alex Sheshunoff & Co. Management Services, Inc., neither Bay City nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bay City in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (t) Administration of Trust Accounts. Bay City has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Bay City all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Bay City nor any director, officer or employee of Bay City has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Bay City, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Bay City is not in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Bay City.
To the best of Bay City's knowledge, all parties with whom Bay City has material leases, agreements or contracts or who owe to Bay City material obligations other than with respect to those arising in the ordinary course of the banking business of the Bay City Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on Bay City, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Bay City's knowledge, threatened against Bay City the result of which has had or could reasonably be expected to have a material adverse effect upon Bay City; to the best of Bay City's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Bay City's knowledge Bay City is not subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Bay City has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Bay City as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1993, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on July 31, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 30,601 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on July 31, 1994, 315,813,687 shares were outstanding and 7,270,787 shares were held in the treasury.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1993 and 1992 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as amended by Form 10-K/A dated May 13, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1994 and the related unaudited consolidated statements of income and cash flows for the six months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1988, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1994 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since June 30, 1994, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of April 1, 1994, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any

     Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.

          (i) As of April 30, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of
     Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Norwest Bank As of the Closing Date, Norwest Bank will be a bank duly organized, validly existing, duly qualified to do business and in good standing under the laws of United States, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     4. COVENANTS OF BAY CITY. Bay City covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Bay City will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Bay City the non-compliance with which reasonably could be expected to have a material adverse effect on Bay City; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Bay City herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Bay City will not (without the prior written consent of Norwest): amend or otherwise change its articles of association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bay City; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Bay City Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Bay City will duly call, and will cause to be held not later than twenty-three (23) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of Bay City will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the National Bank Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Bay City will furnish or cause to be furnished to Norwest all the information concerning Bay City required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG Peat Marwick to use such opinion in such Registration Statement. Any interim quarterly financial information provided under this paragraph must have been reviewed by KPMG Peat Marwick in accordance with generally accepted auditing standards and Bay City must provide Norwest with a copy of such review report.

     (e) Bay City will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Bay City to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Bay City will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Bay City will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Bay City and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Bay City's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Bay City, in the public domain, or later acquired by Bay City from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Bay City, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Bay City, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Bay City except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Bay City. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Bay City concerning any of the foregoing, Bay City will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Bay City shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Bay City will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation.

     (k) Bay City shall use its best efforts to obtain and deliver prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Bay City who may reasonably be deemed an "affiliate" of Bay City within the meaning of such term as used in Rule 145 under the Securities Act.

     (l) Bay City shall establish such additional accruals and reserves as may be necessary to conform Bay City's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Bay City's business following the Consolidation and to provide for the costs and expenses relating to the consummation by Bay City of the Consolidation and the other transactions contemplated by this Agreement.

     (m) Bay City shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than October 1, 1994 and written reports shall be delivered to Norwest no later than October 15, 1994. Bay City shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

     (n) Bay City shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than October 15, 1994.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Bay City as follows:

     (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Bay City all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Bay City, or in any statement or application made by Bay City to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Bay City pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Bay City shareholders, at the time of the Bay City shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Bay City or any Bay City subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Bay City pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Bay City pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Bay City to obtain all such approvals and consents required by Bay City.

     (h) Norwest will hold in confidence all documents and information concerning Bay City furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Bay City (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Bay City.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Bay City as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Bay City written notice of receipt of the regulatory approvals referred to in paragraph 7(e) and of requests by regulatory authorities for further information and of rejections by regulatory authorities; provided, however, that the foregoing shall not require Norwest to disclose confidential information.

     (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Bay City and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Bay City or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF BAY CITY. The obligation of Bay City to effect the Consolidation shall be subject to the satisfaction on or before the Closing Date of the following further conditions, which may be waived in writing by Bay City:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made as of the Closing Date.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Norwest Bank on or before the Closing Date.

     (c) Bay City shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bay City required for approval of a plan of consolidation in accordance with the provisions of Bay City's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Bay City pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Bay City shall have received an opinion, dated the Closing Date, of counsel to Bay City, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Bay City Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of Bay City will be the same as the basis of Bay City Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Bay City will include the holding period of the Bay City Common Stock, provided such shares of Bay City Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction on or before the Closing Date of the following conditions, which may be waived in writing by
Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Bay City as if made as of the Closing Date.

     (b) Bay City shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it on or before the Closing Date.

     (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bay City required for approval of a plan of consolidation in accordance with the provisions of Bay City's Articles of Association and the National Bank Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Bay City, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Bay City that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Bay City shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bay City's business required for the consummation of the Consolidation, and Bay City shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) At any time since the date hereof the total number of shares of Bay City Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Bay City Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 80,000.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Bay City a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Bay City included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Bay City;

          (ii) the amounts reported in the interim quarterly financial statements of Bay City agree with the general ledger of Bay City;

          (iii) the annual and quarterly financial statements of Bay City included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from June 30, 1994 (or, if later, since the date of the most recent unaudited financial statements of Bay City as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Bay City, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Bay City, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Bay City, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Bay City and have found them to be in agreement with financial records and analyses prepared by Bay City included in the annual and quarterly financial statements, except as disclosed in such letters.

     (k) Bay City shall not have sustained since June 30, 1994 any material loss or interference with its business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (l) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Bay City of, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Bay City.

     (m) Since June 30, 1994, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Bay City (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (n) The Agreement of Shareholders, dated September 19, 1991, among certain of the shareholders of Bay City shall have been terminated and shall be of no further force and effect.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Bay City as of the Effective Date of the Consolidation ("Bay City Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Bay City employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation (the "Entry Date"):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

Until the Entry Date for a given Norwest welfare benefit plan, Norwest agrees to continue for the benefit of the Bay City Employees the Bay City long term disability, medical, group life and AD&D insurance listed in Schedule 2(p)(i).

For the purpose of determining each Bay City Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a Bay City Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit. Each Bay City Employee shall receive full credit for years of past service to Bay City for the purpose of determining what benefits are due to such employee under the Short-Term Disability, Severance and Vacation Programs.

     (b)  Employee Retirement Benefit Plans.

Each Bay City Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), as a new employee, subject to any eligibility requirements applicable to the SIP.

Each Bay City Employee shall be eligible for participation, in the Norwest Pension Plan (with full credit for years of past service to Bay City for the purpose of satisfying any eligibility and vesting periods applicable to the Norwest Pension Plan) under the terms thereof, and shall enter the Norwest Pension Plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Until the Entry Date for a the Norwest Pension Plan, Norwest agrees to continue for the benefit of the Bay City Employees the Bay City retirement plan listed in
Schedule 2(p)(i).

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Closing Date:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by August 15, 1995 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (iii) by Bay City or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by Bay City, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

               (A) the Norwest Measurement Price (as defined in subparagraph (c) below) is less than $20; and

               (B) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting .15 from such quotient.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraph 4(g), 5(h) and 10 shall survive such termination.

     (c) For purposes of this paragraph 9:

          (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by
     (b) the number of shares of common stock of such company outstanding as of June 30, 1994 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1994 and the close of the trading day immediately preceding the date of this Agreement).

          (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Bay City held to vote on this Agreement and the Consolidation Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

          (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          (vi) The "Norwest Measurement Price" shall mean the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Bay City held to vote on this Agreement and Consolidation Agreement.

          (vii) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          (viii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If, between the date of this Agreement and the Bay City shareholder meeting date, shares of common stock of Norwest or any company in the Index Group are changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or if a stock dividend thereon shall be declared, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of such common stock adjustment had been immediately following the Effective Time of the Consolidation.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Bay City shall be borne by Bay City, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Bay City:

               The First National Bank of Bay City
               1801 Seventh Street
               Bay City, Texas  77414
               Attention:  Frank H. Lewis, Chairman

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Closing Date, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Bay City shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation of Norwest Bank with Bay City or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                          THE FIRST NATIONAL BANK
                                                OF BAY CITY


By:   /s/ Kenneth R. Murray                   By:  /s/ Janet Lewis Peden
     ------------------------------                ---------------------------
Its:      Executive Vice President            Its:     Vice Chairman
     ------------------------------                ---------------------------

                                                                       EXHIBIT A
                                                                TO AGREEMENT AND
                                                          PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF CONSOLIDATION


          This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of _________, 1995, between NORWEST INTERIM BANK BAY CITY, NATIONAL ASSOCIATION, a national banking association ("Interim Bank") and THE FIRST NATIONAL BANK OF BAY CITY, a national banking association ("Bay City"). Interim Bank and Bay City are sometimes referred to herein as the "Consolidating Banks".

                                    PREAMBLE

          Interim Bank and Bay City acknowledge and confirm the following:

          (a) Interim Bank is a national banking association having its principal office and place of business at ______________, Bay City, Texas. As of _________, 19__, Interim Bank had capital of $________, divided into _______ shares of common stock, par value $___ per share ("Interim Bank Common Stock"), and surplus of $________.

          (b) Bay City is a national banking association having its principal office and place of business at __________, Bay City, Texas. As of ________, 19__, Bay City had capital of $2,000,000, divided into 80,000 shares of common stock, par value $25 per share ("Bay City Common Stock"), surplus of $________, and retained earnings of $__________.

          (c) Bay City and Norwest Corporation ("Norwest") have entered into an Agreement dated as of September __, 1994 as amended (the "Reorganization Agreement"), a copy of which is attached hereto as Appendix A, which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

          (d) A majority of the Boards of Directors of Interim Bank and of Bay City have duly approved this Consolidation Agreement and authorized its execution.

          (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code.

                                   AGREEMENTS

          IN CONSIDERATION OF THE PREMISES, Interim Bank and Bay City make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and Bay City (the "Consolidation") as follows:

                                   SECTION 1

          1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with Bay City, under the charter of Bay City (the "Consolidated Bank") .

          1.2 The name of the Consolidated Bank shall be "The First National Bank of Bay City"

          1.3 The Consolidation shall be effective as of 11:59 p.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

          1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at ____________, Bay City, Texas, and at its legally established branches.

          1.5 As of the Effective Date, the Articles of Association of the Consolidated Bank shall read in their entirety as set forth in Appendix B attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue __________ shares of common stock, par value $___ per share.


                                   SECTION 2

As of the Effective Date:

          2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

          2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

          2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

          2.4 The amount of capital stock of the Consolidated Bank shall be $__________, divided into _______ shares of common stock, each of $___ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $__________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, and the payment of dividends, if any, between ______, 19__, and the Effective Date.

                                   SECTION 3

As of the Effective Date:

          3.1 Each share of Bay City Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing 932,700 by the total number of shares of Bay City Common Stock then outstanding.

          (a) As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of Bay City Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of Bay City Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of Bay City Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Consolidated Bank or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of consolidation and the date of such exchange.

          (b) If between the date of the Reorganization Agreement and the Effective Time of the Consolidation (as defined in the Reorganization Agreement), shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock into which a share of Bay City Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bay City Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Bay City Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time of the Consolidation.

          (c) No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the Effective Date of the Consolidation (as defined in the Reorganization Agreement).

     3.2 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for ________ shares of the Consolidated Bank, plus cash in the amount of $______.

     3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of Bay City Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.


                                   SECTION 4

     4.1 The by-laws of Bay City as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

     4.2 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                        ______________________________
                        ______________________________
                        ______________________________

     4.3 The officers of Bay City and Interim Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine except that the following persons shall hold the offices set forth below next to their names:

                        ______________________________
                        ______________________________
                        ______________________________


                                   SECTION 5

     5.1 This Consolidation Agreement shall be submitted to the shareholders of Bay City and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of Bay City and the articles of association of Interim Bank and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.


                                   SECTION 6

     6.1 The Consolidation shall be subject to and conditioned upon the following:

     (a) approval of this Consolidation Agreement by the shareholders of Bay City and Interim Bank as required by law;

     (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

     (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

     6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of Bay City or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of Bay City and Interim Bank, or either of them, to terminate this Consolidation Agreement as Bay City and Interim Bank may agree in writing:

     (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

     (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.


                                   SECTION 7

     7.1 Bay City and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of Bay City, no such amendment shall affect the rights of such shareholders of Bay City in a manner which is materially adverse to such shareholders.

     7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Bay City and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.


(SEAL)                                 NORWEST INTERIM BANK BAY CITY,
                                         NATIONAL ASSOCIATION
ATTEST:
                                       By: _______________________________
_______________________                Its:  ______________________________
       Secretary

STATE OF TEXAS         )
                       ) ss
COUNTY OF ____________)


          On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as _________________ , and ____________________ , as __________________ , of
NORWEST INTERIM BANK BAY CITY, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

          WITNESS my official seal and signature this day and year aforesaid.


                                       ____________________________
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

(SEAL)                                 THE FIRST NATIONAL BANK OF BAY CITY


ATTEST:
                                      By: ________________________________
_______________________               Its:  _______________________________
       Secretary



STATE OF TEXAS         )
                       ) ss
COUNTY OF ____________)


          On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came ____________________ , as _________________ , and ____________________ , as __________________ , of THE
FIRST NATIONAL BANK OF BAY CITY, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

          WITNESS my official seal and signature this day and year aforesaid.


                                       ____________________________
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

                                   APPENDIX B

              OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                               February 6, 1995

Board of Directors
The First National Bank of Bay City
1801 7th Street
Bay City, Texas  77414


Board Members:

You have requested our opinion, as an independent financial analyst to the common shareholders of The First National Bank of Bay City, Bay City, Texas ("Bay City"), as to the fairness, from a financial point of view to the common shareholders of Bay City, of the terms of the proposed acquisition of Bay City by Norwest Corporation, Minneapolis, Minnesota ("Norwest"). Subject to the terms and conditions contained in the Agreement and Plan of Reorganization, a wholly-owned bank subsidiary of Norwest ("Norwest Bank") will be consolidated by statutory consolidation with Bay City pursuant to the Consolidation Agreement, under the charter of Bay City, in which consolidation each share of Bay City Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing 932,700 by the total number of shares of Bay City Common Stock then outstanding.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrifts securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Bay City and Norwest. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed: (i) the terms of the Agreement and Plan of Reorganization between Norwest and Bay City; (ii) the most recent external auditor's reports to the Board of Directors of Bay City and the internal audit function of Norwest; (iii) the December 31, 1994 Report of Condition and Income for each organization and the audited December 31, 1993 Balance Sheet and Income Statement for each organization; (iv) each

Board of Directors
The First National Bank of Bay City
February 6, 1995
Page 2


organization's Rate Sensitivity Analysis reports; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classifications;
(vii) other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the Minutes of the Board of Directors meetings for each organization; (xi) the most recent Board report for each organization; (xii) significant real properties for each organization; (xiii) the directors and officers liability and blanket bond insurance policies for Norwest and the blanket bond insurance policy for Bay City; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Bay City and Norwest regarding their respective financial results and have analyzed the most current financial data available on Bay City and Norwest. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Bay City and Norwest to discuss the foregoing information with them.

We have considered certain financial data of Bay City and Norwest, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Bay City or Norwest.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Bay City shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Bay City and Norwest, it is our opinion as of February XX, 1995, that the proposed transaction is fair and equitable to all Bay City shareholders from a financial point of view.

Board of Directors
The First National Bank of Bay City
February 6, 1995
Page 3


We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the transaction.

                                       Respectfully submitted,



                                       ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING
                                       AUSTIN, TEXAS


                                           /s/ Wade Schuessler
                                       By: ____________________________
                                           Wade Schuessler
                                           Vice President

WS/KH

                                   APPENDIX C

                               UNITED STATES CODE

                             TITLE 12, SECTION 215

                                   * * * * *


(B)  LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
     SHAREHOLDERS

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

    If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shreholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX D


                              BANKING CIRCULAR 259

                                                               BANKING ISSUANCE
- -------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS

- -------------------------------------------------------------------------------

Type:  Banking Circular                  Subject:  Stock Appraisals

- -------------------------------------------------------------------------------

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE
- -------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
- ----------

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

- -------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
- -------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE
- ------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE
- ----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE
- -------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
- -----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
- -----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
- ----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.


APPRAISAL RESULTS
- -----------------

                OCC                               AVERAGE PRICE/
APPRAISAL    APPRAISAL      PRICE         BOOK    EARNINGS RATIO
DATE*          VALUE       OFFERED        VALUE   OF PEER GROUP
1/1/85        107.25         110.00       178.29       5.3
1/2/85         73.16             NA        66.35       6.8
1/15/85        53.41          60.00        83.95       4.8
1/31/85        22.72          20.00        38.49       5.4
2/1/85         30.63          24.00        34.08       5.7
2/25/85        27.74          27.55        41.62       5.9
4/30/85        25.98          35.00        42.21       4.5
7/30/85     3,153.10       2,640.00     6,063.66        NC
9/1/85         17.23          21.00        21.84       4.7
11/22/85      316.74         338.75       519.89       5.0
11/22/85       30.28             NA        34.42       5.9
12/16/85       66.29          77.00        89.64       5.6
12/27/85       60.85          57.00       119.36       5.3
12/31/85       61.77           NA          73.56       5.9
12/31/85       75.79          40.00        58.74      12.1
1/12/86        19.93             NA        26.37       7.0
3/14/86        59.02         200.00       132.20       3.1
4/21/86        40.44          35.00        43.54       6.4
5/2/86         15.50          16.50        23.69       5.0
7/3/86        405.74             NA       612.82       3.9
7/31/86       297.34         600.00       650.63       4.4
8/22/86       103.53         106.67       136.23        NC
12/26/86       16.66             NA        43.57       4.0
12/31/86       53.39          95.58        69.66       7.1
5/1/87        186.42             NA       360.05       5.1
6/11/87        50.46          70.00        92.35       4.5
6/11/87        38.53          55.00        77.75       4.5
7/31/87        13.10             NA        20.04       6.7
8/26/87        55.92          57.52        70.88        NC
8/31/87        19.55          23.75        30.64       5.0
8/31/87        10.98             NA        17.01       4.2
10/6/87        56.48          60.00        73.11       5.6
3/15/88       297.63             NA       414.95       6.1
6/2/88         27.26             NA        28.45       5.4
6/30/88       137.78             NA       215.36       6.0
8/30/88       768.62         677.00     1,090.55      10.7
3/31/89       773.62             NA       557.30       7.9
5/26/89       136.47         180.00       250.42       4.5
5/29/90         9.87             NA        11.04       9.9

- -------------------------------------------------------------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed

- -------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
- -----------------------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis